   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1999


                                                              REG. NO. 333-86943
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           MAIN STREET BANCORP, INC.

             (Exact name of registrant as specified in its charter)

                                  PENNSYLVANIA

         (State or other jurisdiction of incorporation or organization)

                                   23-2960905

                      (I.R.S. Employer Identification No.)

                  601 PENN STREET READING, PENNSYLVANIA 19601

                                 (610)685-1400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              MBNK CAPITAL TRUST I

       (Exact name of the registrant as specified in its Trust Agreement)

                                    DELAWARE

  (State or other jurisdiction of incorporation or organization of registrant)

                                  APPLIED FOR

                      (I.R.S. Employer Identification No.)

                               WHITE CLAY CENTER,
                                   ROUTE 271,
                             NEWARK, DELAWARE 19711

                                 (610) 685-1400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             ROBERT D. MCHUGH, JR.

              Executive Vice President and Chief Financial Officer

                           MAIN STREET BANCORP, INC.
                                601 PENN STREET
                          READING, PENNSYLVANIA 19601

 (Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)
                         ------------------------------

                                WITH COPIES TO:

                               JEFFREY P. WALDRON
                                 STEVENS & LEE
                   ONE GLENHARDIE CORPORATE CENTER SUITE 202
                 1275 DRUMMERS LANE, WAYNE, PENNSYLVANIA 19087
                                 (610) 293-4961

                              JONATHAN H. TALCOTT
                               ALSTON & BIRD LLP
            601 PENNSYLVANIA AVENUE, N.W., NORTH BUILDING 11TH FLOOR
                             WASHINGTON, D.C. 20004
                                 (202) 756-3304

    Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE



                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED              BE REGISTERED          PER UNIT          OFFERING PRICE      REGISTRATION FEE
Junior Subordinated Deferrable Interest......       1,237,114             $10.00             $12,371,140              (1)
  Debentures of Main Street
  Bancorp, Inc.(2)
Preferred Securities of MBNK.................       1,200,000             $10.00             $12,000,000              (1)
  Capital Trust I
Main Street Bancorp, Inc.....................          NA                   NA                   NA                   NA
  Guarantee with respect to
  Preferred Securities(3)(4)



(1) Registration fee of $11,120.00 previously paid with initial filing of Registration Statement for a maximum offering price of $40,000,000.



(2) The Junior Subordinated Deferrable Interest Debentures will be purchased by MBNK Capital Trust I with the proceeds of the sale of the Preferred Securities and the Common Securities.



(3) No separate consideration will be received for the Main Street Guarantee.



(4) This Registration Statement is deemed to cover the Junior Subordinated Deferrable Interest Debentures of Main Street Bancorp, Inc., the rights of holders of Junior Subordinated Deferrable Interest Debentures of Main Street Bancorp, Inc., under the indenture, the rights of holders of Preferred Securities of MBNK Capital Trust I under the Trust Agreement, the rights of holders of the Preferred Securities under the Guarantee, which, taken together, fully, irrevocably and unconditionally guarantee all of the respective obligations of MBNK Capital Trust I under the Preferred Securities.

                 SUBJECT TO COMPLETION DATED NOVEMBER 26, 1999

INFORMATION IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

                                     [LOGO]

                              MBNK CAPITAL TRUST I


                                  $12,000,000


                              % PREFERRED SECURITIES
                      FULLY AND UNCONDITIONALLY GUARANTEED
                                       BY
                           MAIN STREET BANCORP, INC.

MBNK CAPITAL TRUST I:

    - will sell preferred securities to the public;

    - will sell common securities to Main Street Bancorp, Inc;

    - will use the proceeds to buy Main Street junior subordinated debentures due December 31, 2029; and

    - will distribute the payments it receives on Main Street's junior subordinated debentures to holders of the preferred and common securities.

QUARTERLY DISTRIBUTIONS:

    - MBNK Capital Trust will pay you quarterly cumulative cash distributions on
      the preferred securities at an annual rate equal to   % beginning
      December 31, 1999.

    - Main Street can defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. If Main Street defers interest payments, MBNK Capital Trust also will defer distribution payments.

REDEMPTION:

    - MBNK Capital Trust may redeem the preferred securities on or after December 31, 2004.

    - MBNK Capital Trust may redeem the preferred securities before December 31, 2004 if there is a change in existing laws or regulations as described on page 20.


    The preferred securities have been approved for listing, subject to official notice of issuance, on the American Stock Exchange, Inc. under the trading symbol "MST.PR".


    WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

    THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER PREFERRED SECURITY
                                                              ----------------------
Public Offering Price.......................................     $
Underwriting commission to be paid by Main
Street Bancorp, Inc. .......................................
Proceeds to MBNK Capital Trust..............................     $

    The underwriters are offering the preferred securities to you. The underwriters will only sell the preferred securities after they have purchased the preferred securities from MBNK Capital Trust. The underwriters entirely or partially may reject any order for preferred securities and they may withdraw, cancel or modify the offering without giving you any notice.
                            ------------------------

Wheat First Securities                               Janney Montgomery Scott LLC

               THE DATE OF THIS PROSPECTUS IS             , 1999

                                     [LOGO]
[Map of the locations of the banking facilities of Main Street Bank superimposed over a diagram of the Commonwealth of Pennsylvania indicating the locations of the banking facilities.]

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. To understand the offering fully, you should read the entire prospectus, including the financial statements and related notes, before making a decision to invest in the preferred securities.

                           MAIN STREET BANCORP, INC.

    We are a bank holding company headquartered in Reading, Pennsylvania. We were formed on May 1, 1998, through the consolidation of BCB Financial Services Corporation and Heritage Bancorp, Inc. BCB Financial Services Corporation was the holding company for Berks County Bank, which was formed in 1987 and was headquartered in Reading, Pennsylvania. Heritage Bancorp, Inc. was the holding company for Heritage National Bank, which was formed in 1828 and was headquartered in Pottsville, Pennsylvania. Effective on January 1, 1999, Berks County Bank and Heritage National Bank merged and changed the name of the resulting entity to Main Street Bank. Our bank operates under the names Berks County Bank, Heritage Bank and Main Street Bank.

    At January 1, 1999, Main Street Bank operated twenty-two full service branches in Berks, Dauphin, Montgomery and Schuylkill Counties in Pennsylvania as well as eight loan production offices in Berks, Bucks, Chester, Lancaster, Lehigh, Montgomery, and Schuylkill Counties. In December 1998, we announced plans to open 23 new branch offices, more than doubling the number of full-service community banking offices from 22 to 45. As of September 30, 1999, we have opened 17 of the new branches. We anticipate opening the six remaining new branches by the end of March 2000. The majority of these new branches are located in Chester, Lehigh and Montgomery counties. According to the United States Census Bureau, these counties are three of the fastest growing counties in Pennsylvania. Based on data from SNL Securities LC these counties have some of the highest average household incomes in the state. SNL Securities LC is a research firm that collects and distributes data about the financial services industry.

    To finance our branch expansion program, we have borrowed funds from the Federal Home Loan Bank and other sources. We have invested these funds in corporate and government securities, which yield a higher return than the cost of the borrowed funds. As our new branches mature, we plan to repay the borrowed funds and replace the securities with the new deposits and loans that these new branches attract. By using this leverage as part of our expansion strategy, we hope to provide ourselves with greater flexibility and mitigate the costs related to the strategy.

    Main Street Bank offers a range of commercial and retail banking services to our customers, including personal and business checking and savings accounts, certificates of deposit, residential mortgage, consumer and commercial loans, and private banking services. We also perform personal, corporate, pension, and other fiduciary services. In addition, we provide safe deposit boxes, traveler's checks, credit cards, wire transfer of funds, Automated Clearing House origination and other typical banking services. We are a member of the MAC/Plus network.

    To expand our product offerings, in 1999 we began to offer title insurance. We intend to offer discount brokerage services, on-line home banking, 401(k) and employee benefit plans, alternate investments services and general insurance products in the next six to twelve months.

    We are committed to building a strong, customer-friendly community bank. As a community bank, we believe we respond quickly to our customers through local decision-making and tailoring our products and services to meet their needs. We believe this customer-friendly approach provides us with a competitive advantage over many of the larger financial institutions in our market area. In addition, we believe that we have benefitted from recent acquisitions of locally headquartered financial institutions by larger regional or national out-of-town financial institutions.

    Our management team possesses extensive banking experience and has worked together for many years. Our Chief Executive Officer and Chief Financial Officer have been with Main Street Bank and its predecessor since 1987.

    As of September 30, 1999, we had, on a consolidated basis, total assets of $1.4 billion, deposits of $1.0 billion, loans of $623.2 million, and stockholders' equity of $82.9 million.

    Our principal executive offices are located at 601 Penn Street, Reading, Pennsylvania 19601, and our telephone number at that address is (610) 685-1400.

                              MBNK CAPITAL TRUST I

    MBNK Capital Trust I is a Delaware statutory business trust. A statutory business trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, MBNK Capital Trust is a grantor trust. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. We created MBNK Capital Trust for the limited purposes of:

    - issuing the preferred securities and the common securities; and

    - investing the proceeds that MBNK Capital Trust receives from the issuance of the preferred securities and the common securities in an equal principal amount of junior subordinated debentures issued by us.

    The purchasers of the preferred securities MBNK Capital Trust issues in the offering will own all of MBNK Capital Trust's preferred securities. We will own all of the common securities. The common securities will represent an aggregate liquidation amount equal to 3.00% of MBNK Capital Trust's total capital.

    The junior subordinated debentures and the interest we pay to MBNK Capital Trust on the junior subordinated debentures will be MBNK Capital Trust's only assets and the interest we pay to MBNK Capital Trust on the junior subordinated debentures will be the only revenue of MBNK Capital Trust.

    MBNK Capital Trust will be governed by the trust agreement among us, as depositor, The Bank of New York (Delaware), as Delaware trustee, and the administrators, who are selected by us.

    The principal executive offices of MBNK Capital Trust are: c/o The Bank of New York, Corporate Trust Department, White Clay Center, Route 271, Newark, Delaware 19711 and its telephone number is (610) 685-1400.

                                  THE OFFERING


The Securities Being Offered...........  1,200,000 preferred securities having a liquidation amount of $10.00 per preferred security.

The Offering Price.....................  $10.00 per preferred security.

Quarterly Distributions Payable to
  You..................................  MBNK Capital Trust will make cash distributions to you on
                                         each preferred security you own at an annual rate of    %.
                                           The distributions will be cumulative, will accumulate from
                                                 , 1999, and will be payable on March 31, June 30,
                                           September 30, and December 31 of each year. The first
                                           distribution will be made on December 31, 1999.

We Have the Option to Defer Interest
  Payments.............................  If we are not in default under the junior subordinated debentures, we may defer interest payments on the junior
                                           subordinated debentures for up to 20 consecutive quarters.
                                           We cannot defer interest payments beyond the stated
                                           maturity date of December 31, 2029. MBNK Capital Trust
                                           will defer quarterly distributions on the preferred
                                           securities during any time that we defer interest payments on the junior subordinated debentures. If MBNK Capital
                                           Trust defers any quarterly distributions on the preferred
                                           securities, the unpaid distributions will accumulate and
                                           MBNK Capital Trust will be required to pay you additional
                                           amounts on the unpaid distributions at an annual rate of
                                              %, compounded quarterly. After the end of any period
                                           when we have deferred interest payments, if we pay all
                                           deferred and current interest on the junior subordinated
                                           debentures, we may defer interest payments again for up to another 20 consecutive quarters, as long as we don't defer the interest payments beyond the junior subordinated
                                           debentures stated maturity date.

You Will Have Taxable Income Even if We
  Defer Interest Payments..............  If we defer interest payments on the junior subordinated debentures and MBNK Capital Trust defers distributions on
                                           the preferred securities, you will be required to include
                                           the amount of the deferred distributions in your gross
                                           income for federal income tax purposes and pay taxes on
                                           the amount of the deferred distributions before you
                                           receive any cash distributions. In addition, if you
                                           dispose of your preferred securities before we pay the
                                           deferred interest and MBNK Capital Trust pays the deferred distributions, you will incur a tax liability even though
                                           you will never receive the cash distributions. See
                                           "Description of the Preferred Securities--Distributions"
                                           on page 19.

The Junior Subordinated Debentures and
  the Preferred Securities Mature on
  December 31, 2029 but May Be Redeemed
  Earlier..............................  When we pay or redeem the junior subordinated debentures,
                                         MBNK Capital Trust will redeem the preferred securities and will pay you the liquidation amount of $10.00 per
                                           preferred security plus any accumulated and unpaid
                                           distributions. See "Description of Preferred Securities--
                                           Redemption" on page 20. We must repay the junior
                                           subordinated debentures on their stated maturity date of
                                           December 31, 2029. In addition, subject to any regulatory
                                           approvals that may then be required, we may redeem prior
                                           to their stated maturity date:

                                             - all or a portion of the junior subordinated debentures
                                               on or after December 31, 2004, or

                                             - all but not a portion of the junior subordinated
                                               debentures at any time before December 31, 2004,
                                               within 90 days after:

                                               - certain tax events occur or become likely to occur;

                                               - MBNK Capital Trust is deemed to be an investment
                                                 company; or

                                               - there is an adverse change in the treatment of the
                                                 preferred securities as Tier 1 capital for bank
                                                 regulatory purposes.

                                         See "Description of Preferred Securities--Redemption" on
                                           page 20.

The Junior Subordinated Debentures Will
  Be Unsecured and Subordinate in Right
  of Payment to All Our Other
  Indebtedness.........................  MBNK Capital Trust has received no security or collateral to assure that we will pay the interest and principal due on
                                           the junior subordinated debentures. In addition, MBNK
                                           Capital Trust has agreed that before we make payments on
                                           the junior subordinated debentures we will make payments
                                           on:

                                               - our existing and future senior and other
                                                 subordinated indebtedness; and

                                               - all existing and future liabilities of our
                                                 subsidiaries, including Main Street Bank's deposit
                                                 liabilities.

                                         Similarly, MBNK Capital Trust has received no security or
                                           collateral to assure that we will perform our obligations
                                           under the guarantee and has agreed that we may make
                                           interest and principal payments on all of our other senior and subordinated indebtedness before performing our
                                           obligations under the guarantee. See "Description of
                                           Junior Subordinated Debentures--General" on page 31 and
                                           "Description of Junior Subordinated
                                           Debentures--Subordination" on page 39. See "Description of
                                           Guarantee--Status of the Guarantee" on page 42.

You May Be Required to
  Exchange Your Preferred Securities
  for Junior Subordinated Debentures...  We may dissolve MBNK Capital Trust at anytime. If we dissolve MBNK Capital Trust, we will give you, in exchange for your preferred securities, junior subordinated
                                           debentures of the same principal amount. See "Description
                                           of Preferred Securities--Liquidation Distribution upon
                                           Dissolution" on page 23.

Our Full and Unconditional Guarantee of
  Payment..............................  We will fully, irrevocably and unconditionally guarantee that MBNK Capital Trust will pay you:

                                               - quarterly distributions on the preferred securities,
                                                 if we have not deferred interest payments on the
                                                 junior subordinated debentures; and

                                               - the liquidation amount of the preferred securities
                                                 if MBNK Capital Trust is liquidated and we do not
                                                 distribute junior subordinated debentures to you in
                                                 the liquidation.

                                         This guarantee only applies if MBNK Capital Trust has the
                                           funds necessary to make the payments on the preferred
                                           securities, but has failed to do so.

                                         If we do not make payments on the junior subordinated
                                           debentures, MBNK Capital Trust will not have sufficient
                                           funds to make payments on the preferred securities. If we
                                           do not make principal and interest payments on the junior
                                           subordinated debentures, you may institute a legal
                                           proceeding directly against us to force us to make
                                           distributions directly to you. See "Relationship Among the
                                           Preferred Securities, the Junior Subordinated Debentures
                                           and the Guarantee" on page 44.

Limited Voting Rights..................  As holders of the preferred securities, you will have no voting rights, except in limited circumstances. See
                                           "Description of Preferred Securities--Voting Rights;
                                           Amendment of Trust Agreement" on page 27.

Use of Proceeds........................  MBNK Capital Trust will invest the $12 million of proceeds from the sale of the preferred securities in our junior
                                           subordinated debentures. After we pay the expenses of the
                                           offering, we will use the estimated $11.4 million of net
                                           proceeds from our sale of the junior subordinated
                                           debentures to infuse capital into Main Street Bank. See
                                           "Risk Factors" on page 10 and "Use of Proceeds" on page
                                           15.

Lack of Rating.........................  The preferred securities will not be rated by any rating service and are not anticipated to be rated in the future.
                                           No other security we have issued has been rated.

American Stock Exchange Symbol.........  The preferred securities have been approved for listing on the American Stock Exchange subject to official notice of
                                           issuance under the symbol "MST.PR". We can not assure you
                                           that an active public market in the preferred securities
                                           will develop or, if one does develop, that it will be
                                           maintained. See "Underwriting" on page 52.

ERISA Considerations...................  You should carefully consider the information set forth under "ERISA Considerations" on page 50.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following is our selected consolidated financial information. The balance sheet and income statement data as of and for the five years ended December 31, 1998 are taken from our audited consolidated financial statements as of the end of and for each such year. The balance sheet and income statement data as of and for the nine months ended September 30, 1999 and 1998 are taken from our unaudited condensed consolidated financial statements as of the end of and for each such nine-month period. The unaudited interim data include all adjustments which are, in our opinion, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for the nine months ended September 30, 1999 are not necessarily indicative of results for the entire year. You should read this selected consolidated financial information in conjunction with our consolidated financial statements and notes that are contained in our Annual Report on Form 10-K and are incorporated by reference into this prospectus.

               MAIN STREET BANCORP, INC. SELECTED FINANCIAL DATA


                                                                                                            AS OF OR FOR THE
                                                             AS OF OR FOR THE                               NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                      ---------------------------------------------------------------   -------------------------
                                         1994         1995         1996         1997         1998          1998          1999
                                      ----------   ----------   ----------   ----------   -----------   -----------   -----------
INCOME STATEMENT DATA:
  Total interest income.............  $   31,861   $   36,413   $   41,809   $   54,463   $    65,719   $    47,041   $    62,605
  Total interest expense............      12,519       15,803       18,654       25,978        33,264        23,042        35,486
                                      ----------   ----------   ----------   ----------   -----------   -----------   -----------
  Net interest income...............      19,342       20,610       23,155       28,485        32,455        23,999        27,119
  Provision for loan losses.........         644          828          867        1,140         2,210         2,210           800
  Other income......................       2,724        2,769        3,559        4,535        10,301         7,936         4,650
  Other expenses....................      14,331       16,350       16,536       19,234        25,092        18,977        27,589
  Federal income taxes (benefit)....       2,013        1,890        2,428        3,317         3,711         2,525        (1,773)
                                      ----------   ----------   ----------   ----------   -----------   -----------   -----------
  Net income........................  $    5,078   $    4,311   $    6,883   $    9,329   $    11,743   $     8,223   $     5,153
                                      ==========   ==========   ==========   ==========   ===========   ===========   ===========

PER SHARE DATA:
  Earnings per share (1)(2)
    Basic...........................  $     0.63   $     0.51   $     0.82   $     1.02   $      1.13   $      0.79   $      0.49
    Diluted.........................        0.63         0.50         0.82         1.00          1.12          0.78          0.49
  Cash dividends declared per
    share(2)........................        0.22         0.25         0.30         0.36          0.49          0.35          0.42
  Book value per share (2)(3).......        6.22         6.71         7.16         8.60          9.14          9.40          9.09
  Average shares outstanding (2)....   8,048,922    8,482,808    8,345,300    9,184,980    10,357,974    10,348,663    10,410,114

BALANCE SHEET DATA:
  Total assets......................  $  468,187   $  509,917   $  666,476   $  813,863   $ 1,158,541   $ 1,080,262   $ 1,403,436
  Total loans, net..................     305,356      318,449      397,790      477,838       533,395       518,921       623,153
  Total securities..................     125,796      138,388      203,236      280,020       534,551       479,266       648,403
  Total deposits....................     381,837      432,988      518,567      626,760       818,550       751,482     1,018,370
  Borrowings........................      28,776       16,275       81,120       84,758       221,072       205,293       273,984
  Total stockholders' equity........  $   52,565   $   56,311   $   59,785   $   88,720   $    94,912   $    97,567   $    82,904

PERFORMANCE RATIOS:
  Return on average assets..........        1.06%        0.90%        1.22%        1.28%         1.28%         1.27%         0.54%
  Return on average stockholders'
    equity..........................       10.24         7.95        12.05        13.16         12.34         12.08          7.64
  Net interest margin (4)...........        4.64         4.73         4.54         4.30          4.03          4.19          3.48
  Total other expenses as a
    percentage of average assets....        2.99         3.42         2.93         2.63          2.73          2.93          2.90

                                                                                                            AS OF OR FOR THE
                                                             AS OF OR FOR THE                               NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                      ---------------------------------------------------------------   -------------------------
                                         1994         1995         1996         1997         1998          1998          1999
                                      ----------   ----------   ----------   ----------   -----------   -----------   -----------
ASSET QUALITY RATIOS:
  Allowance for loan losses as a
    percentage of loans.............        1.44%        1.51%        1.26%        1.19%         1.34%         1.42%         1.10%
  Allowance for loan losses as a
    percentage of non-performing
    loans...........................       83.19       103.54       125.70        91.90         86.67         95.38         98.92
  Non-performing loans as a
    percentage of total loans, net
    (5).............................        1.73         1.46         1.00         1.29          1.54          1.49          1.10
  Non-performing assets as a
    percentage of total assets
    (5).............................        1.16         1.19         0.78         0.82          0.75          0.77          0.54
  Net charge-offs as a percentage of
    average loans, net..............        0.03         0.13         0.19         0.11          0.14          0.09          0.19

LIQUIDITY AND CAPITAL RATIOS:
  Equity to assets (6)..............       10.95%       11.34%       10.14%        9.71%        10.34%        10.51%         7.08%
  Tier 1 capital to risk-weighted
    assets (7)......................       18.48        17.04        14.81        17.56         14.83         15.38         12.66
  Leverage ratio (7)(8).............       11.99        11.60         9.81        10.93          8.70         10.04          7.13
  Total capital to risk-weighted
    assets (7)......................       19.74        18.24        16.06        18.72         15.97         16.63         13.59
  Dividend payout ratio.............       35.09        48.67        36.25        35.13         43.57         44.55         84.88

------------------------------

(1) Earnings per share amounts have been computed in accordance with the provisions of FASB Statement No. 128, Earnings Per Share.

(2) Per common share data are adjusted for all stock dividends and stock splits effected through December 31, 1998.

(3) Based upon total shares issued and outstanding at the end of each respective period.

(4) Represents net interest income as a percentage of average total-interest earning assets, calculated on a tax-equivalent basis.

(5) Non-performing loans are comprised of (i) loans which are on a nonaccrual basis, (ii) accruing loans that are 90 days or more past due which are insured for credit loss, and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure).

(6) Based upon average daily balances for the respective periods.

(7) Based on Federal Reserve Board risk-based capital guidelines, as applicable to Main Street.

(8) The leverage ratio is defined as Tier 1 capital to average total assets.

                                  RISK FACTORS

    Your investment in the preferred securities will involve some risks. Below is a summary of the material risk factors that you should be aware of in arriving at an investment decision. You should carefully consider the following risk factors and other information in this prospectus before purchasing the preferred securities.

               RISK FACTORS RELATING TO THE PREFERRED SECURITIES

IF MAIN STREET BANK IS UNABLE TO PAY US DIVIDENDS AND WE DO NOT MAKE PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES, MBNK CAPITAL TRUST WILL NOT HAVE FUNDS TO MAKE PAYMENTS TO YOU.

    MBNK Capital Trust will depend solely on our payments on the junior subordinated debentures to pay amounts due to you on the preferred securities. Similarly, to make payments to MBNK Capital Trust on the junior subordinated debentures we will depend primarily on any dividends we receive from Main Street Bank, which may be limited by regulations, and our cash and liquid investments. We are a separate legal entity from our subsidiaries, including Main Street Bank, and do not have significant operations of our own.

BECAUSE OUR OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES ARE SUBORDINATED TO MOST OF OUR OTHER CREDITORS AND ALL OF THE CREDITORS OF MAIN STREET BANK, WE WILL NOT MAKE PAYMENTS TO MBNK CAPITAL TRUST BEFORE WE PAY OUR OTHER OBLIGATIONS.

    Our obligations under the guarantee and the junior subordinated debentures are unsecured and generally are subordinated to all of our existing and future senior debt, subordinated debt and additional senior obligations. Our obligations falling into one of these categories totaled $274.0 million at September 30, 1999. We will not make payments to MBNK Capital Trust on the junior subordinated debentures before we pay our other obligations.

    Because we are a holding company, the creditors of our subsidiaries also will have priority over you in any distribution of our subsidiaries' assets in a liquidation, reorganization or otherwise. Therefore, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the junior subordinated debentures. The junior subordinated debentures do not limit our ability or the ability of our subsidiaries to incur additional debt. See "Description of Junior Subordinated Debentures--Subordination" on page 39.

IF WE DEFER INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES, MBNK CAPITAL TRUST WILL NOT HAVE FUNDS TO MAKE PAYMENTS TO YOU ON THE PREFERRED SECURITIES AND THE PRICE OF THE PREFERRED SECURITIES MAY DECLINE.

    If we are not in default under the junior subordinated debentures, we may defer the payment of interest on the junior subordinated debentures for up to 20 consecutive quarters. During any period in which we defer interest payments on the junior subordinated debentures, MBNK Capital Trust will defer quarterly distributions on the preferred securities. If we defer interest payments on the junior subordinated debentures, the market price for the preferred securities would probably decline. If you dispose of preferred securities during a deferral period, you might not recover the same return on your investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

YOU WILL STILL HAVE TAXABLE INCOME EVEN IF WE DEFER DISTRIBUTIONS ON THE PREFERRED SECURITIES.

    If we defer interest payments on the junior subordinated debentures you still will be required to include deferred distributions on the preferred securities in your taxable income, even though you have not received any cash attributable to that income. In addition, during a deferral period, your tax basis in the preferred securities will increase by the amount of accumulated but unpaid distributions. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise recognized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in your recognition of ordinary income, with a related tax liability, and you only may use a capital loss to offset a capital gain. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" on page 32 and "Material United States Federal Income Tax Consequences" on page 45.

BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF MBNK CAPITAL TRUST HAS FUNDS AVAILABLE, YOU CAN NOT RELY ON THE GUARANTEE IF WE DO NOT MAKE PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES.

    If we do not make payments on the junior subordinated debentures, MBNK Capital Trust will not have sufficient funds to pay distributions on the preferred securities or the liquidation amount. Because the guarantee does not cover payments when MBNK Capital Trust does not have sufficient funds, you will not be able to rely on the guarantee for payment of these amounts. Instead, you or the property trustee must enforce the rights of MBNK Capital Trust under the junior subordinated debentures directly against us to recover amounts owed to you. See "Description of Guarantee" on page 41.

IN CERTAIN CIRCUMSTANCES MBNK CAPITAL TRUST MAY REDEEM THE PREFERRED SECURITIES, WHICH MAY REQUIRE YOU TO REINVEST YOUR PRINCIPAL SOONER THAN YOU EXPECT.

    Under the following circumstances and, subject to regulatory approvals, we may redeem the junior subordinated debentures before the stated maturity of the junior subordinated debentures:

    - We may redeem all or a portion of the junior subordinated debentures on or before December 31, 2004, for any reason.

    - We may redeem all but not a portion of the junior subordinated debentures at any time before December 31, 2004 within 90 days after certain occurrences at any time during the life of MBNK Capital Trust. These occurrences include certain adverse tax, Investment Company Act or bank regulatory developments.

    If we redeem some but not all the junior subordinated debentures, MBNK Capital Trust will redeem a proportionate amount of the preferred and common securities, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities. See "Description of Preferred Securities--Redemption" on page 20.

BECAUSE HOLDERS OF PREFERRED SECURITIES WILL HAVE VOTING RIGHTS ONLY IN LIMITED CIRCUMSTANCES WE CAN AMEND THE TRUST AGREEMENT WITHOUT YOUR CONSENT.

    Holders of preferred securities will not have voting rights except in limited circumstances. You will have voting rights only in the following circumstances for:

    - removal of a trustee at a time when there is a default under the trust agreement;

    - changes in the amount or the timing of distributions on the preferred securities; and

    - changes to the guarantee that would affect your rights.

You will not usually be able to appoint, remove or replace the property trustee or the Delaware trustee because these rights generally reside with us as the holder of the common securities. Because you will have only limited voting rights, we will be able to amend the trust agreement without your consent.

WE CAN DISTRIBUTE THE JUNIOR SUBORDINATED DEBENTURES TO YOU, WHICH MAY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

    We may dissolve MBNK Capital Trust at any time before the maturity of the junior subordinated debentures. If we dissolve MBNK Capital Trust, generally the trustees will be able to distribute the junior subordinated debentures to the holders of the preferred securities. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution" on page 23.

    We cannot predict the market price for the junior subordinated debentures that may be distributed. The junior subordinated debentures that you receive in a distribution may trade at a price that is less than you paid to purchase the preferred securities. Because you may become a holder of the junior subordinated debentures, you must also make an investment decision with regard to the junior subordinated debentures. You should carefully review all of the information regarding the junior subordinated debentures contained in this prospectus.

    If the trustee distributes junior subordinated debentures in exchange for the preferred securities, we will use our best efforts to list the junior subordinated debentures for trading on the American Stock Exchange, however, we may not be able to achieve that listing and a market for the junior subordinated debentures may not develop.

THE INDENTURE AND THE TRUST AGREEMENT DO NOT CONTAIN RESTRICTIVE COVENANTS THAT COULD PROTECT YOU.

    The indenture and the trust agreement, do not contain any restrictions on our activities or other financial covenants that could protect holders of junior subordinated debentures or the preferred securities if our financial condition or results of operations significantly deteriorate.

YOU MAY NOT BE ABLE TO SELL YOUR PREFERRED SECURITIES FOR AS MUCH AS YOU PAID FOR THEM.

    There is no current public market for the preferred securities. Although the preferred securities have been approved for listing, subject to official notice of issuance, on the American Stock Exchange, there is no guarantee that an active or liquid public trading market will develop for the preferred securities or that listing of the preferred securities will continue on the American Stock Exchange. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities. Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions.

                  RISK FACTORS RELATING TO US AND OUR INDUSTRY

IF WE EXPERIENCE DIFFICULTIES IN MANAGING OUR GROWTH WE MAY BE UNABLE TO MAKE OUR PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES.

    As part of our general strategy, we are significantly expanding our branch network. We plan to expand our branch network by building new branches and by acquiring banks and related businesses that we believe provide a strategic fit with our business. We will incur significant costs in connection with this expansion program including start up costs associated with building, remodeling and equipping new branch sites and hiring new employees. It will take some time before we can recoup these costs by earning money from these new branches. If it takes too long to recoup these costs or if the costs are higher than we expect, we may not have enough cash to make payments on the junior subordinated debentures. Some factors that may affect the profitability of our new branches are:

    - we may have difficulty in attracting deposits at our new branch sites and generating loan volume in our new markets;

    - we may experience disruption to our business; and

    - we may experience diversion of our management's time and attention.

    Our expansion strategy also has made us vulnerable to dramatic changes in interest rates that could adversely affect our income and our ability to make our payments on the junior subordinated debentures. This is because we are funding our expansion by borrowing funds from the Federal Home Loan Bank and investing them, pending their use in our expansion strategy, in government and corporate fixed income securities with longer maturities. Federal Home Loan Bank borrowings are more expensive than deposits and fixed income securities do not give us as high of a return on investment as loans. As our branch expansion strategy provides us with a larger deposit base, we will pay down our borrowings and will decrease our costs of funds. As we establish our new branches, we will replace our investment in securities with loans.

IF WE EXPERIENCE LOSSES ON OUR LOAN PORTFOLIO THAT EXCEED OUR RESERVES FOR THESE LOSSES WE MAY NOT BE ABLE TO MAKE PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES.

    As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the general creditworthiness of our borrowers and the value of real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer installment loan portfolio relates principally to the general creditworthiness of businesses and individuals within our local market. Our entire loan portfolio may be affected by local economic conditions.

    We make various assumptions and judgments about the collectibility of our loan portfolio and create a reserve for potential losses based on a number of factors. If our assumptions are wrong, we may need to add more funds to this reserve to cover our loan losses. This would reduce our net income which may result in our not having sufficient funds to make our payments on the junior subordinated debentures.

WE MAY BE UNABLE TO MANAGE INTEREST RATE RISKS THAT COULD REDUCE OUR NET INTEREST INCOME.

    Like other financial institutions, we make money principally on the difference between interest earned on loans and investments and interest paid on deposits and other borrowings. Our liabilities are generally more short term than our assets and will reprice more quickly in response to changes in interest rates. Therefore we may be less profitable in periods when interests rates are rising. We cannot predict or control changes in interest rates. We continually take measures intended to manage the risks from changes in market interest rates but if we are unable to manage our interest rate risk, changes in interest rates could have a significant negative effect on our profitability, and we may not have sufficient funds to make our payments on the junior subordinated debentures.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED IF WE, OR CERTAIN PERSONS WITH WHOM WE DO BUSINESS, FAIL TO ADEQUATELY ADDRESS THE YEAR 2000 ISSUE.

    A critical issue has emerged in the banking industry and for the economy overall regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. The "year 2000 issue" arose because many of these existing programs and systems use only the last two digits in referring to a year. Therefore, these computer programs do not properly recognize a year beginning with "20" instead of the familiar "19." If not corrected, many computer applications and other technology-based systems could fail or create erroneous results. The effects of this problem will vary from system to system, and the extent of the potential impact of the year 2000 issue is not yet known. The year 2000 issue may adversely affect Main Street Bank's operations. We could experience interruptions in our business and suffer significant losses if we, or a supplier or vendor with whom we contract, are unable to achieve year 2000 readiness before January 1, 2000. We are in the process of working with our third party service providers and software vendors to assure that we and our subsidiaries are prepared for the year 2000.

BECAUSE WE WILL HAVE DISCRETION OVER THE USE OF A PORTION OF THE NET PROCEEDS, YOU WILL BE RELYING ON US TO USE THOSE DISCRETIONARY FUNDS APPROPRIATELY.


    After we pay the expenses of the offering, we estimate that we will have net proceeds of approximately $11.4 million. We will contribute the entire amount of the net proceeds to Main Street Bank. See "Use of Proceeds" on Page 15.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things the factors discussed in "Risk Factors on page 10."

    We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

    You should rely on the information contained or incorporated by reference in this prospectus only. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not, making an offer to sell the preferred securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

    Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the preferred securities being offered, including over-allotting the preferred securities and bidding for and purchasing preferred securities at a price above that which otherwise might prevail in the open market. For a description of these activities, see "Underwriting" on page 52. Such transactions, if commenced, may be discontinued at any time. In connection with this offering certain underwriters may engage in passive market making transactions in the preferred securities on the American Stock Exchange or otherwise in accordance with Rule 103 of Regulation M. See "Underwriting" on page 52.

                                USE OF PROCEEDS


    MBNK Capital Trust will invest the $12 million in proceeds it receives from the sale of the preferred securities in the junior subordinated debentures. We will pay on behalf of MBNK Capital Trust the expenses of the offering and the underwriting commission which we estimate will total $.6 million. We will use the estimated $11.4 million of net proceeds we receive from the sale of the junior subordinated debentures to infuse approximately $11.4 million into Main Street Bank which will constitute regulatory capital under the guidelines of the Federal Reserve Board. It is necessary for Main Street Bank to increase its regulatory capital to support the growth that we anticipate will occur as a result of our branch expansion strategy. See "Risk Factors" on page 10.


The cash proceeds infused into Main Street Bank to increase regulatory capital also will be used to fund loan growth or will be invested in investment securities. Funds retained by us for general corporate purposes also will be invested in short-term investment securities.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth our consolidated ratios of earnings to fixed charges for each of the periods indicated:


                                                                                                                NINE MONTHS
                                                               YEARS ENDED                                         ENDED
                                                               DECEMBER 31,                                    SEPTEMBER 30,
                                     ----------------------------------------------------------------      ----------------------
                                       1994          1995          1996          1997          1998          1998          1999
                                     --------      --------      --------      --------      --------      --------      --------
Earnings to Fixed Charges:
  Excluding interest on deposits...    5.30x         5.52x         5.45x         3.51x         3.50x         4.02x         1.30x
  Including interest on deposits...    1.56          1.39          1.49          1.48          1.46          1.46          1.09


    For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-half of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense which is deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.

                                 CAPITALIZATION

    The following tables set forth:

       -  our consolidated capitalization at September 30, 1999;

       - our consolidated capitalization giving effect to the issuance of the preferred securities;

       - our actual consolidated regulatory capital ratios as of September 30, 1999; and

       - our capital ratios after giving effect to the issuance of the preferred securities.

    The table assumes application of the net proceeds from the corresponding sale of the junior subordinated debentures to MBNK Capital Trust as if the sale of the preferred securities had been completed on September 30, 1999.


                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS,
                                                                 EXCEPT SHARE AND
                                                                PER SHARE AMOUNTS)
Other borrowed funds........................................  $188,984     $188,984
Long-term debt..............................................    85,000       85,000
Guaranteed preferred beneficial interests in corporation's
  junior subordinated deferrable interest debentures, series
  A.........................................................        --       12,000
                                                              --------     --------
Total debt..................................................   273,984      285,984
                                                              --------     --------
Stockholders' equity
  common stock..............................................    10,430       10,430
  surplus...................................................    64,390       64,390
  retained earnings.........................................    20,006       20,006
  accumulated other comprehensive income....................   (11,922)     (11,922)
                                                              --------     --------
    Total stockholders' equity..............................    82,904       82,904
                                                              --------     --------
Total capitalization........................................  $356,888     $368,888
                                                              ========     ========
Leverage ratio..............................................      7.13%        7.97%(1)
Tier 1 capital to risk-weighted assets......................     12.66        14.22 (1)
Total capital to risk-weighted assets.......................     13.59        15.14 (1)


------------------------


(1) Assumes $12,000,000 from the proceeds of the offering of the preferred securities are invested in assets with a 20% risk weighting under the risk-based capital rules.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, MBNK Capital Trust will be treated as our subsidiary and, accordingly, the accounts of MBNK Capital Trust will be included in our consolidated financial statements. The preferred securities will be included in our consolidated balance sheets under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Subordinated Debentures" and appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the preferred securities in our consolidated statements of income.

    Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the consolidated financial statements stating that:

       - MBNK Capital Trust is wholly-owned;

       - the sole assets of MBNK Capital Trust are the junior subordinated debentures and specifying their principal amount, interest rate and maturity date; and

       - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of MBNK Capital Trust under the preferred securities.

    Because MBNK Capital Trust will have no material assets or liabilities until we complete this offering, we do not believe that separate financial statements for MBNK Capital Trust would be material to you in deciding whether to invest in the preferred securities. Therefore, separate financial statements of MBNK Capital Trust are not included in this prospectus.

                              MBNK CAPITAL TRUST I

    MBNK Capital Trust is a statutory business trust created under Delaware law by filing of a Certificate of Trust with the Delaware Secretary of State on September 1, 1999 and the execution of the trust agreement. A statutory business trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, MBNK Capital Trust is a grantor trust. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. MBNK Capital Trust will be governed by the trust agreement among us, as depositor, The Bank of New York (Delaware), as Delaware trustee, The Bank of New York, as property trustee and three individuals selected by us to act as administrators with respect to MBNK Capital Trust. While we hold the common securities, we intend to select three individuals who are our employees or officers or are affiliated with us to serve as the administrators. See "Description of Preferred Securities--Miscellaneous" on page
30. MBNK Capital Trust exists for the exclusive purposes of:

    - issuing and selling the preferred securities and the common securities;

    - using the proceeds from the sale of the preferred securities and the common securities to acquire the junior subordinated debentures; and

    - engaging in only those other activities necessary, convenient or incidental thereto, such as registering the transfer of the preferred securities and the common securities.

Accordingly, the junior subordinated debentures will be the sole assets of MBNK Capital Trust, and payments under the junior subordinated debentures will be the sole source of revenue of MBNK Capital Trust.


    We will own all of the common securities. The common securities will rank equally, and payments on them will be made pro rata, with the preferred securities, except that during a period when there is a default under the indenture, our rights as the holder of the common securities to distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the preferred securities. See "Description of Preferred Securities--Subordination of Common Securities" on page 23. We will acquire common securities in an aggregate liquidation amount equal to $371,140 or 3.00% of the total capital of MBNK Capital Trust. MBNK Capital Trust has a term of 30 years, but may terminate earlier as provided in the trust agreement.


    The address of the Delaware trustee is The Bank of New York (Delaware), Corporate Trust Department, White Clay Center, Route 271, Newark, Delaware 19711, and the telephone number is (212) 815-6286.

    The address of the property trustee, the guarantee trustee and the debenture trustee is The Bank of New York, 101 Barclay Street, Floor 21, West, Corporate Trust Trustee Administration, New York, New York 10286, and the telephone number is (212) 815-6286.

                      DESCRIPTION OF PREFERRED SECURITIES

    MBNK Capital Trust will issue the preferred securities and the common securities under the trust agreement. The preferred securities will represent preferred interests in the assets of MBNK Capital Trust. You, as holders of the preferred securities, will be entitled to a preference over the common securities in certain circumstances with respect to distributions and amounts payable on liquidation or redemption, as well as other benefits described in the trust agreement. We believe this summary of the terms and provisions of the preferred securities and the trust agreement describes all the material provisions that would be important to you to make an informed investment decision. However, the form of the trust agreement, including the definitions, is filed as an exhibit to the registration statement that contains this prospectus and you may read it in its entirety. You can also request a copy of the form of the trust agreement from the trustee. We have referred to some of the trust agreement's defined terms in this prospectus.

    In addition, the trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The terms of the preferred securities include those made a part of the trust agreement by the Trust Indenture Act.

GENERAL


    MBNK Capital Trust will only issue $12 million aggregate liquidation amount of preferred securities. MBNK Capital Trust will issue $371,140 aggregate liquidation amount of common securities. The preferred securities will rank equally, and payments will be made pro rata, with the common securities except as described under "--Subordination of Common Securities" on page 23. We will purchase and hold all of the common securities. The

MBNK Capital Trust will use the proceeds from selling the preferred securities and the common securities to purchase $12,371,140 of junior subordinated debentures from us. The junior subordinated debentures will be registered in the name of MBNK Capital Trust and held by the property trustee in trust for your benefit as holders of the preferred securities and for our benefit as the holder of the common securities. The guarantee that we will execute for the benefit of the holders of the preferred securities, will be a guarantee of payment that is subordinate to our other obligations. We will not guarantee payment when MBNK Capital Trust does not have funds available to make the payments. See "Description of Guarantee" on page 41.


DISTRIBUTIONS

    You will receive distributions on each preferred security at the annual rate
of       % of the stated liquidation amount of $10.00, payable quarterly on
March 31, June 30, September 30 and December 31 of each year. To be entitled to receive distributions the preferred security must be registered in your name at the close of business on the 15th day of the month of the relevant distribution date, even if the day is not a business day. Each date on which distributions will be paid is referred to as a distribution date in this prospectus. Distributions on the preferred securities will be cumulative. Distributions will
accumulate from             , 1999. The first distribution date for the
preferred securities will be December 31, 1999.

    The total distributions MBNK Capital Trust will pay for any full
distribution period will be computed by dividing the annual rate of     % by
four. We will compute the amount of distributions payable for any period less than a full distribution period on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in the partial month during that period. If any date on which MBNK Capital Trust is supposed to pay distributions on the preferred securities is not a business day, then MBNK Capital Trust will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, MBNK Capital Trust will make the payment on the immediately preceding business day.

    The term distributions includes quarterly payments made on the preferred and common securities, payments that accumulate on distributions not paid on the applicable distribution date and, if applicable, any additional sums we pay during a tax event, all as further described below.

OPTION TO EXTEND INTEREST PAYMENT DATE

    If we are not in default under the indenture, we can defer the payment of interest on the junior subordinated debentures for an extension period. Quarterly distributions on the preferred securities will be deferred during the extension period. We cannot defer distribution payments for a period of time:

    - that exceeds 20 consecutive quarterly periods with respect to each extension period;

    - that extends beyond the maturity date of the junior subordinated debentures; or

    - that ends on a date that is not a distribution date.

During an extension period, distributions to which you are entitled will
accumulate additional amounts at an annual rate of       %. There may be more
than one extension period prior to the maturity of the junior subordinate debentures.

    During any extension period, we may not:

    (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

    (2) make any principal, interest or premium payments on, or repay, repurchase or redeem any of our debt securities that rank equally with in all respects or junior in interest to the junior subordinated debentures, except that we may:

        (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with:

          - any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of our employees, officers, directors or consultants,

          - a dividend reinvestment or shareholder stock purchase plan, or

          - the issuance of our capital stock or securities convertible into or exercisable for our capital stock as consideration in any acquisition transactions entered into prior to the applicable extension period;

        (b) take any necessary action in connection with any reclassification, exchange or conversion of any of our capital stock, any capital stock of a subsidiary or any of our debt;

        (c) purchase fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of any of our capital stock or the security being converted or exchanged;

        (d) declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights under any shareholders rights plan; or

        (e) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock.

    If we are not in default under the indenture, before the end of an extension period, we may extend the extension period, further deferring the payment of interest. Upon the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period as long as we comply with the above conditions. We will not pay additional interest on the junior subordinated debentures during an extension period until the extension period ends and all additional interest becomes due. We must give you and the property trustee notice of our election to defer interest payments at least one business day before the next interest payment date on which interest on the junior subordinated debentures would be payable, or at least one business day before:

    (1) the next date distributions would have been payable on the preferred securities but for the election to defer interest payments; and

    (2) the date the property trustee is required to give you notice of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date.

    The property trustee will give you notice of our election to defer interest payments. Except as described above, there is no limitation on the number of times that we may elect to defer interest payments and begin an extension period. Because distributions will continue to accumulate on the unpaid distributions during an extension period, you will be required to accrue and recognize income on the unpaid distributions, for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option To Extend Interest Payment Period" on page 32 and "Material United States Federal Income Tax Consequences--Interest Income and Original Issue Discount" on page
47. We currently do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

    The only source of revenue for MBNK Capital Trust is the payments we will make on the junior subordinated debentures. Under the terms of the trust agreement, MBNK Capital Trust cannot: (1) issue any securities other than the preferred securities and the common securities, (2) incur any indebtedness, or
(3) pledge any of its assets. If we do not make payments on the junior subordinated debentures, MBNK Capital Trust may not have funds available to pay distributions or other amounts payable on the preferred securities. While we guarantee payment of distributions on the preferred securities under the guarantee agreement, we are only obligated to make payments under the guarantee agreement if MBNK Capital Trust has the funds available to make the distribution.

REDEMPTION

    The junior subordinated debentures mature on December 31, 2029. We may redeem the junior subordinated debentures under certain circumstances. A redemption or repurchase of the junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the preferred securities and common securities at the redemption price. The redemption price for each preferred security will equal $10.00 plus accumulated but unpaid distributions including any additional amounts to, but not including, the redemption date.

    (1) We may redeem all or a portion of the junior subordinated debentures on or after December 31, 2004 in whole or in part, or

    (2) We may redeem all but not a portion of the junior subordinated debentures, at any time before December 31, 2004 within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment event each as defined below, and in each case subject to prior regulatory approval if it is then required. See "--Liquidation Distribution Upon Dissolution" on page 23.

We also may repurchase the junior subordinated debentures, in whole or in part, from MBNK Capital Trust any time after December 31, 2004.

    Tax event means the receipt by us and MBNK Capital Trust of an opinion of counsel to the effect that, as a result of:

    (1) any amendment to, or change, including an announced prospective change, in the laws or any regulations of the United States or any political subdivision or taxing authority, or

    (2) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is adopted, effective or announced on or after the date of issuance of the preferred securities, that causes there to be more than an insubstantial risk that:

       - MBNK Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

       - interest payable by us on the junior subordinated debentures is not, or within 90 days of the delivery of the opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

       - MBNK Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insignificant amount of other taxes, duties or other governmental charges.

    If a tax event described in the first or third circumstances above has occurred and is continuing and MBNK Capital Trust holds all of the junior subordinated debentures, we will pay on the junior subordinated debentures any additional amounts as may be necessary in order that the amount of distributions then due and payable by MBNK Capital Trust on the outstanding preferred securities and common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which MBNK Capital Trust has become subject.

    Investment company event means the receipt by us and MBNK Capital Trust of an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that MBNK Capital Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, and this change becomes effective or would become effective on or after the date of the issuance of the preferred securities.

    Capital treatment event means the reasonable determination by us that, as a result of:

    (1) the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision, or

    (2) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is effective or is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve Board.

    The Federal Reserve Board has determined that the proceeds of certain qualifying securities like the preferred securities will qualify as Tier 1 capital for us but only up to an amount not to exceed, when taken together with all of our cumulative preferred stock, if any, 25% of our Tier 1 capital.

    We or MBNK Capital Trust must request an opinion of counsel with regard to any matter deemed to be a tax, investment company or capital treatment event within a reasonable period of time after we or MBNK Capital Trust, as appropriate, become aware of the possible occurrence of the event.

REDEMPTION PROCEDURES

    If we repay or redeem the junior subordinated debentures, we must give the property trustee not less than 30 nor more than 60 days' notice in order that it can redeem a proportionate amount of the preferred and common securities.

    Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that MBNK Capital Trust has funds available for the payment of the redemption price. See also "--Subordination of Common Securities" on page 23.

    If MBNK Capital Trust gives notice of redemption of any of the preferred securities, then, by 12:00 noon, Eastern time, on the redemption date, to the extent funds are available, in the case of preferred securities held in book-entry form, the property trustee will deposit irrevocably with the Depository Trust Company funds sufficient to pay the applicable redemption price and will give the Depository Trust Company irrevocable instructions and authority to pay the redemption price to you. With respect to preferred securities not held in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you once you surrender your certificates evidencing the preferred securities. Distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable on the distribution dates to holders of preferred securities on the relevant record dates.

    If MBNK Capital Trust gives notice of redemption and deposits the required funds, then on the date of that deposit all of your rights with respect to your preferred securities called for redemption will cease, except your right to receive the redemption price and any distributions payable in respect of the preferred securities on or prior to the redemption date, but without interest. Preferred securities that MBNK Capital Trust redeems will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then the paying agent will pay the redemption price on the next succeeding day which is a business day, without any interest or other payment due to the delay. However, if the next business day falls in the next calendar year, the paying agent will make the payment on the immediately preceding business day. In the event that payment of the redemption price for the preferred securities called for redemption is improperly withheld or refused and not paid either by MBNK Capital Trust or by us pursuant to the guarantee, distributions on the preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by MBNK Capital Trust until the redemption price is actually paid. In that case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

    Subject to applicable law, we or our affiliates may from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement. We may resell these securities at any time that interest on the junior subordinated debentures is not being deferred, and there is no event of default or an event that could cause an event of default under the indenture or an event of default under the guarantee.

    If less than all the preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of those classes. The particular preferred securities to be redeemed shall be selected by the property trustee in a manner that the property trustee deems fair, not more than 60 days prior to the redemption date or in accordance with the Depository Trust Company's customary procedures if the preferred securities are then held in book-entry form. The property trustee shall promptly notify the securities registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

    If your preferred securities will be redeemed, the property trustee will mail to you a notice of redemption at your address as it appears on the securities register for MBNK Capital Trust at least 30 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures.

    Unless payment of the redemption price in respect of the preferred securities is withheld or refused and not paid either by MBNK Capital Trust or us pursuant to the guarantee, distributions will cease to accumulate on the preferred securities called for redemption.

SUBORDINATION OF COMMON SECURITIES

    MBNK Capital Trust will pay all distributions, any redemption price, and any liquidation distribution to holders of the preferred securities and common securities pro rata based on the liquidation amount of the preferred securities and common securities held. However, if on any distribution date, redemption date or liquidation date we are in default under the indenture because we have not paid amounts due on the junior subordinated debentures, we will not pay any distribution, redemption price, or liquidation distribution to holders of the common securities. MBNK Capital Trust will make payments on the common securities only after making payment in full and in cash of all accumulated and unpaid distributions to holders of the outstanding preferred securities for all distribution periods, or in the case of payment of the redemption price or a liquidation distribution, the full amount of the redemption price or liquidation distribution to holders of the outstanding preferred securities then called for redemption or liquidation. All funds immediately available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable. The existence of a default does not entitle you to accelerate the maturity of the preferred securities.

    If an event of default occurs with respect to the preferred securities because of an event of default with respect to the junior subordinated debentures, we, as the holder of the common securities, will have no right to take action under the trust agreement, until all events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" on page 24 and "Description of Junior Subordinated Debentures -- Debenture Events of Default" on page 37. Until all events of default under the trust agreement have been cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf as the holder of the common securities, and only you will have the right to direct the property trustee to act on your behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    If MBNK Capital Trust is liquidated, each holder of a preferred security will receive $10.00 per preferred security plus accumulated and unpaid distributions. Payments will be made only from the assets of MBNK Capital Trust and may be in the form of a distribution of junior subordinated debentures having an equal aggregate principal amount.

    We, as the holder of all the outstanding common securities, have the right at any time to dissolve and liquidate MBNK Capital Trust and cause the junior subordinated debentures to be distributed to you, as holders of the preferred securities, and to us, as the holder of the common securities.

    The Federal Reserve Board's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure. Therefore, any organization considering a redemption of securities which make up a part of the organization's regulatory capital should consult with the Federal Reserve Board if the redemption could have a material effect on the level or composition of the organization's capital base. This consultation may not be necessary if the equity or capital instrument is redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve Board considers the organization's capital position to be fully adequate after the redemption. If we dissolve MBNK Capital Trust prior to the maturity date of the preferred securities and the Federal Reserve Board believes that the dissolution constitutes the redemption of capital instruments under its risk-based capital guidelines or policies, our dissolution of MBNK Capital Trust may be subject to the prior approval of the Federal Reserve Board.

    Pursuant to the trust agreement, MBNK Capital Trust will automatically dissolve upon the first to occur of:

    (1) the termination date of MBNK Capital Trust;

    (2) certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

    (3) we, as the holder of common securities, have given written direction to the property trustee to dissolve MBNK Capital Trust;

    (4) the repayment of all the preferred securities in connection with the redemption of all of the junior subordinated debentures and common securities as described under "-- Redemption" on page 20; and

    (5) the entry of an order for the dissolution of MBNK Capital Trust by a court of competent jurisdiction.

If MBNK Capital Trust is dissolved as described in any of the second, third and fifth circumstances described above, MBNK Capital Trust will be wound-up and liquidated by the property trustee as expeditiously as possible. This means that the property trustee will pay, or make reasonable provision to pay, all claims and obligations of MBNK Capital Trust in accordance with The Delaware Business Trust Act, and then distribute to you, as holders of the preferred securities, and to us, as holder of the common securities, a proportionate amount of the junior subordinated debentures, unless such distribution is not practical.

    If distribution of the junior subordinated debentures is not practical, you, as holders of the preferred securities, and we, as holder of the common securities, will be entitled to receive an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. However, the property trustee must first pay or make reasonable provision to pay all claims and obligations of MBNK Capital Trust in accordance with the Delaware Business Trust Act. If a liquidation distribution can be paid only in part because MBNK Capital Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then MBNK Capital Trust will make a partial payment to holders of the preferred and common securities on a pro rata basis.

    We, as the holder of the common securities, will be entitled to receive distributions upon any liquidation pro rata with you. However, if we are in default under the junior subordinated debentures because we have not paid amounts due on the junior subordinated debentures, the preferred securities will have a priority over the common securities. See "-- Subordination of Common Securities" on page 23.

    After the liquidation date is fixed for any distribution of junior subordinated debentures:

    (1) the preferred securities will no longer be deemed to be outstanding;

    (2) the Depository Trust Company or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be distributed with respect to preferred securities held by the Depository Trust Company or its nominee; and

    (3) any certificates representing the preferred securities not held by the Depository Trust Company or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities until the certificates are presented to the security registrar for the preferred securities and common securities for transfer or reissuance.

    If we do not redeem the junior subordinated debentures prior to maturity, or if MBNK Capital Trust is not liquidated and the junior subordinated debentures are not distributed to you, then the preferred securities will remain outstanding until we repay the junior subordinated debentures at their stated maturity. At that time, MBNK Capital Trust will be dissolved and a liquidation distribution will be paid to you.

    Under current United States federal income tax law and interpretations and assuming, as expected, that MBNK Capital Trust is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to you. If there is a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to you. See "Material United States Federal Income Tax Consequences" on page 45.

    We cannot make any guarantees about the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for preferred securities if a dissolution and liquidation of MBNK Capital Trust occurs. Accordingly, the preferred securities that you may purchase, or the junior subordinated debentures that you may receive on dissolution and liquidation of MBNK Capital Trust, may trade at a price less than you paid to purchase the preferred securities.

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an event of default under the trust agreement. Each of these events are defaults regardless of the reason for the event and whether it is voluntary or involuntary or effected by operation of law or pursuant to a judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

    (1) the occurrence of an event of default with respect to the junior subordinated debentures. See "Description of Junior Subordinated Debentures -- Debenture Events of Default" on page 37;

    (2) MBNK Capital Trust's failure to pay any distribution when it becomes due and payable, and it does not make the payment in the next 30 days;

    (3) MBNK Capital Trust's failure to pay the redemption price of any preferred security or common security when it becomes due and payable;

    (4) any default in the performance, or breach, in any material respect, of any of MBNK Capital Trust's covenants or warranties in the trust agreement, except for the failures to make payments described in the second or third bulleted clauses above, and continuation of this default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees and us by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the trust agreement; or

    (5) the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days of the event.

    Unless the event of default is cured or waived, within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you, as holders of the preferred securities, to us, as the holder of the common securities, and to the administrators. We, as depositor, and the administrators are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

    If we are in default under the indenture because we have not paid amounts due on the junior subordinated debentures, the preferred securities will have a preference over the common securities with respect to payments of any amounts as described above. See "-- Subordination of Common Securities" on page 23,
"-- Liquidation Distribution Upon Dissolution" on page 23 and "Description of Junior Subordinated Debentures -- Debenture Events of Default" on page 37.

REMOVAL OF TRUSTEES; APPOINTMENT OF SUCCESSORS

    The holders of a majority in aggregate liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee for cause at any time, or, if we are in default under the indenture because we have not paid amounts due under junior subordinated debentures. If a trustee is removed by the holders of the outstanding preferred securities, the successor may be appointed by the holders of at least 25% in aggregate liquidation amount of preferred securities. If a trustee resigns, that trustee will appoint its successor. If a trustee fails to appoint a successor, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities may appoint a successor. If a successor has not been appointed by the holders, any holder of preferred securities or common securities or the other trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank and have a combined capital and surplus of at least $50,000,000. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement. You do not have any right to appoint, remove or replace the administrators of MBNK Capital Trust. Only we, as holder of the common securities, have those rights.

MERGER OR CONSOLIDATION OF TRUSTEES

    If the property trustee or the Delaware trustee merges, converts or consolidates with or into another entity, or another entity results from any merger, conversion or consolidation with or into the trustee, the entity succeeding to all or substantially all the corporate trust business of the trustee, will be the successor trustee under the trust agreement, provided that entity is otherwise qualified and eligible under the trust agreement. The succession will occur without the execution or filing of any paper or any further act on the part of the parties to the trust agreement.

MERGERS, REPLACEMENTS OR SIMILAR TRANSACTIONS OF MBNK CAPITAL TRUST

    The trust agreement severely restricts MBNK Capital Trust's ability to merge or consolidate with any other entity. MBNK Capital Trust may do so only if the transaction occurs at our request as the holder of the common securities, and with the consent of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities, but without the consent of the property trustee or the Delaware trustee. In addition, MBNK Capital Trust may only merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, if:

    (1) the successor entity expressly assumes all the obligations of MBNK Capital Trust with respect to the preferred securities. or substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, including the same priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

    (2) a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures;

    (3) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any substitute securities, to be downgraded by any nationally recognized statistical rating organization, if then rated;

    (4) the merger, consolidation, amalgamation, replacement conveyance transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any substitute securities, in any material respect;

    (5) the successor entity has a purpose substantially identical to that of MBNK Capital Trust;

    (6) prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, MBNK Capital Trust has received an opinion from independent counsel to the effect that the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of holders of preferred securities, or substitute securities, in any material respect, and following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither MBNK Capital Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

    (7) we or any permitted transferee to whom we have transferred the common securities, owns all the common securities of the successor entity and guarantees the obligations of the successor entity at least to the extent provided by the guarantee.

Except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, MBNK Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it, if that event would cause MBNK Capital Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    You will have no voting rights except as described above under " -- Removal of Trustees; Appointment of Successors" on page 25 and "Description of Guarantee -- Amendments and Assignment" on page 42 as described below and as otherwise required by law and the trust agreement.

    As the holder of the common securities we do not need your consent to amend the trust agreement and we and the property trustee may amend the trust agreement without your consent, to:

    (1) cure any ambiguity in the trust agreement, correct or supplement any provisions that may be inconsistent within the trust agreement, or to address other matters or questions arising under the trust agreement, provided that the amendment does not adversely affect in any material respect your interests; or

    (2) modify, eliminate or add to any provisions of the trust agreement to such extent as may be necessary to ensure that:

       (a) MBNK Capital Trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any preferred securities or common securities are outstanding; or

       (b) MBNK Capital Trust will not be required to register as an investment company under the Investment Company Act.

Any amendments of the trust agreement will become effective when notice of the amendment is given to you, as the holders of preferred securities, and us, as the holder of the common securities.

    We, as the holder of the common securities, the property trustee and the administrators may amend the trust agreement if:

    (1) we have the consent of holders representing at least a majority in aggregate liquidation amount of the preferred securities; and

    (2) the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect MBNK Capital Trust's status as a grantor trust for United States federal income tax purposes or MBNK Capital Trust's exemption from status as an investment company under the Investment Company Act.

However, every holder of preferred securities or common securities must consent in order to amend the trust agreement to:

    (1) change the amount or timing of any distribution on the preferred securities or common securities or otherwise adversely affect the amount of any distribution required to be made on the preferred securities or common securities as of a specified date; or

    (2) restrict your right, as holders of preferred securities, or our right, as the holder of the common securities, to institute suit for the enforcement of any payment on or after such date.

    Without obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities, or, if a consent under the indenture would require the consent of each holder of junior subordinated debentures affected, the property trustee will not:

    (1) direct when, where and how any proceeding for any remedy available to the debenture trustee will be conducted, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

    (2) waive any past default that is waivable pursuant to the terms of the indenture;

    (3) exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

    (4) consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where consent is required.

    The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities unless the holders of the preferred securities vote again on the same issue. The property trustee will notify you of any notice of default with respect to the junior subordinated debentures. In addition to obtaining your approval as described above, before taking any of the actions listed above, the property trustee will, at our expense, obtain an opinion of counsel to the effect that the action will not cause MBNK Capital Trust to be taxable other than as a grantor trust for United States federal income tax purposes on account of such action.

    As a holder of preferred securities, your vote or consent will not be required to redeem and cancel preferred securities in accordance with the trust agreement. If holders of preferred securities are entitled to vote or consent, any preferred securities that are owned by us, the trustees or any of our respective affiliates will be treated as if they were not outstanding for purposes of that vote or consent.

EXPENSES AND TAXES

    We have agreed to pay all debts and other obligations other than distributions on the preferred securities of MBNK Capital Trust. We have also agreed to pay all costs and expenses of MBNK Capital Trust. These costs and expenses include costs and expenses relating to the organization of MBNK Capital Trust and the fees and expenses of the trustees and their counsel. Further, we have also agreed to pay any and all taxes, other than United States withholding taxes, to which MBNK Capital Trust might become subject. These obligations of ours are for the benefit of, and will be enforceable by, any creditor of MBNK Capital Trust to whom any of these debts, obligations, costs, expenses and taxes are owed whether or not that creditor has received notice. Any creditor may enforce these obligations directly against us. We have irrevocably waived any right or remedy to require that any creditor take any action against MBNK Capital Trust or any other person before proceeding against us.

BOOK ENTRY, DELIVERY AND FORM

    The preferred securities will be issued in the form of one or more fully registered global securities, which will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of a Depository Trust Company nominee. Unless and until it is exchangeable in whole or in part for the preferred securities in definitive form, a global security may not be transferred except as a whole by:

    (1) the Depository Trust Company to a nominee of the Depository Trust
       Company;

    (2) a nominee of the Depository Trust Company to the Depository Trust
       Company;

    (3) a nominee of the Depository Trust Company to another nominee of the Depository Trust Company; or

    (4) the Depository Trust Company or any nominee to a successor of the Depository Trust Company or to a nominee of that successor.

    Ownership of beneficial interests in a global security will be limited to participants that have accounts with the Depository Trust Company or its nominee or persons that may hold interests through those participants. We expect that upon the issuance of a global security the Depository Trust Company will credit, on its book-entry registration and transfer system, the participants' accounts with their respective principal amounts of preferred securities represented by the global security. Ownership of beneficial interests in this global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository Trust Company with respect to the interests of participants. Ownership of beneficial interests in this global security will be shown on the records of participants with respect to your interests. You will not receive written confirmation from the Depository Trust Company of your purchase, but you are expected to receive written confirmations from participants through which you entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of participants acting on your behalf.

    If the Depository Trust Company, or its nominee, is the registered owner of a global security, the Depository Trust Company or its nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the trust agreement. Except as provided below, you are the owner of beneficial interests in a global security and will not be entitled to receive physical delivery of the preferred securities in definitive form. You will not be considered an owner or holder under the trust agreement. Accordingly, you must rely on the procedures of the Depository Trust Company and, if you are not a participant, on the procedures of the participant through which you own your interest to exercise any rights as a holder of preferred securities under the trust agreement. We understand that under the Depository Trust Company's existing practices, in the event that we request any action of you, or if you desire to take any action which a holder of preferred securities is entitled to take under the trust agreement, the Depository Trust Company would authorize the participants holding your interests to take that action, and those participants would authorize you to take that action or would otherwise act upon your instructions. Redemption and other notices also will be sent to the Depository Trust Company. If less than all of the preferred securities are being redeemed, we understand that it is the Depository Trust Company's existing practice to determine by lot the amount of the interest of each participant to be redeemed. Therefore, as long as the preferred securities are held in book-entry form, references in this prospectus to your rights and benefits mean your indirect interest held through the Depository Trust Company. You should consider the procedures of the Depository Trust Company with respect to distributions, redemptions, notice, voting and similar rights and benefits, as well as those described in this prospectus.

    Distributions on the preferred securities registered in the name of the Depository Trust Company or its nominee will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner of the global security representing the preferred securities. Neither the trustees, nor the administrators, any paying agent or any other agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the preferred securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. Disbursements of distributions to participants will be the responsibility of the Depository Trust Company. The Depository Trust Company's practice is to credit participants' accounts on a payable date in accordance with their respective holdings shown on the Depository Trust Company's records unless the Depository Trust Company has reason to believe that it will not receive payment on the payable date. Payments by participants to you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." If you hold your preferred securities in "street name," distributions to you will be the responsibility of the participant and not of the Depository Trust Company, us, the trustees, the paying agent or any other agent of ours, subject to any statutory or regulatory requirements as may be in effect. The laws of some states require that certain purchasers of securities take physical delivery of their purchased securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global security.

    The Depository Trust Company may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to us or the trustees. If the Depository Trust Company notifies us that it is unwilling to continue, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by us within 90 days after receiving such notice or becoming aware that the Depository Trust Company is no longer so registered, we will issue the preferred securities in definitive form upon registration of, transfer of, or in exchange for, the global security. In addition, we may at any time and in our sole discretion determine not to have the preferred securities represented by one or more global securities and, in such event, will issue preferred securities in definitive form in exchange for all of the global securities representing the preferred securities. Finally, holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through the Depository Trust Company following an event of default with respect to the preferred securities.

    The Depository Trust Company has advised MBNK Capital Trust and us as follows:

    (1) The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve Board, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

    (2) The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates;

    (3) its participants include securities brokers and dealers, such as the underwriters, banks, trust companies and clearing corporations and may include certain other organizations;

    (4) certain participants, or their representatives, together with other entities, own the Depository Trust Company; and

    (5) indirect access to the Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

PAYMENT AND PAYING AGENCY

    MBNK Capital Trust will make payments on the preferred securities to the Depository Trust Company, which will credit the relevant accounts at the Depository Trust Company on the applicable distribution dates. If the preferred securities are not held by the Depository Trust Company, payments will be made by check mailed to the address of the holder entitled thereto to the address that appears on the securities register for the preferred securities. The paying agent that will make the payments on behalf of MBNK Capital Trust will initially be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor to act as paying agent. The successor must be a bank or trust company reasonably acceptable to the administrators.

REGISTRAR AND TRANSFER AGENT

    The property trustee will act as registrar and transfer agent for the preferred securities.

    Registration of transfers of preferred securities will be effected without charge by or on behalf of MBNK Capital Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. MBNK Capital Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

OBLIGATIONS AND DUTIES OF THE PROPERTY TRUSTEE

    Other than during the occurrence and continuance of an event of default, the property trustee has promised to perform only the duties specifically contained in the trust agreement. If there is a default under the trust agreement, the property trustee must enforce the trust agreement for your benefit and must exercise the powers vested in it by the trust agreement and use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The property trustee is not required to exercise any of the powers vested in it by the trust agreement at your request, unless you offer reasonable indemnity against the costs, expenses and liabilities that the trustee may incur by the exercise of these powers. The property trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if it has reasonable grounds to believe that repayment or adequate indemnity is not assured to it.

    The property trustee may rely upon any certificates or opinions furnished to it and conforming to the requirements of the trust agreement.

    For information concerning the relationships between us and The Bank of New York as the property trustee, See "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee" on page 40.

MISCELLANEOUS

    The administrators and the property trustee are authorized and directed to conduct the affairs of and to operate MBNK Capital Trust in such a way that:

    (1) MBNK Capital Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or be taxable as other than a grantor trust taxable as a corporation for United States federal income tax purposes; and

    (2) the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

    The property trustee, we, as the holder of the common securities, and the administrators are authorized to take any action not inconsistent with applicable law, the certificate of trust of MBNK Capital Trust or the trust agreement that the property trustee, we, and the administrators, determine in our discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect your interests.

    You will not have preemptive or similar rights.

    MBNK Capital Trust may not borrow money or issue debt or mortgage or pledge its assets.

GOVERNING LAW

    The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES


    We will issue the junior subordinated debentures under the indenture between The Bank of New York, the debenture trustee, and us. This summary of the terms and provisions of the junior subordinated debentures and the indenture describes all material provisions which would be important to you to make an informed investment decision. However, the form of the indenture is filed as an exhibit to the registration statement that contains this prospectus and you should read it in its entirety. You can also request a copy of the form of indenture from the debenture trustee. We have referred to some of the indenture's defined terms in this prospectus. The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debentures include those made a part of the indenture by the Trust Indenture Act.


GENERAL

    As soon as MBNK Capital Trust has sold the preferred securities to you and the common securities to us, it will invest the proceeds of these sales in the junior subordinated debentures. The total principal amount of the junior subordinated debentures will be equal to the total liquidation amount of the preferred securities and common securities. The junior subordinated debentures will be junior and subordinate in right of payment to all of our senior indebtedness and other subordinated indebtedness. The junior subordinated debentures will not be subject to a sinking fund. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness and other subordinated indebtedness, whether under any existing or future indenture. See "-- Subordination" on page 39. Because we are a holding company, our obligations under the junior subordinated debentures are also effectively subordinated to all existing and future liabilities of our subsidiaries. We rely primarily on dividends from our subsidiaries to meet debt service obligations and pay operating expenses. If our direct or indirect subsidiaries could not pay us dividends in an amount sufficient to meet our debt service obligations and pay our operating expenses we would not have sufficient funds to make payments on the junior subordinated debentures. In addition, because we are a holding company, if there is any distribution of assets by any of our subsidiaries because of a subsidiary's liquidation or similar event, we will not receive funds until the claims of creditors of that subsidiary have been satisfied, except to the extent we are recognized as a creditor of that subsidiary.

    The junior subordinated debentures will bear interest, accruing from
            , 1999, at the annual rate of       % of the principal amount of the
junior subordinated debentures. We will pay interest quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 1999, to the person in whose name each junior subordinated debenture is registered at the close of business on the 15th day of the month of the interest payment date, even if the day is not a business day. We anticipate that, unless MBNK Capital Trust is liquidated, each junior subordinated debenture will be registered in the name of MBNK Capital Trust and held by the property trustee in trust for you, as holders of the preferred securities, and us, as holder of the common securities.

    The amount of interest we pay for any full interest period will be computed
by dividing the annual rate of   % by four. We will compute the amount of
interest payable for any period less than a full interest period on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month. If any date on which we are supposed to pay interest on the junior subordinated debentures is not a business day, then we will pay the interest payable on that date on the next business day, without paying any interest or making any additional interest payments because of the delay. However, if that business day falls in the next calendar year, we will make the payment on the immediately preceding business day.

    If we do not make an interest payment on the applicable interest payment date, the junior subordinated debentures will bear additional interest on the
unpaid amount, to the extent permitted by law, at the annual rate of       %,
compounded quarterly.

    The term interest includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and, if applicable, any other additional sums we pay on the junior subordinated debentures. We may need to pay additional interest if there are changes in the law that have negative tax consequences on the preferred securities. See "Description of Preferred Securities -- Redemption" on page 20.

    The junior subordinated debentures will mature on December 31, 2029, if we don't shorten the maturity date. We can shorten the maturity date to any date not earlier than December 31, 2004, although we may need the prior approval of the Federal Reserve Board to do so. If we do shorten the maturity of the junior subordinated debentures, we will give notice to the registered holders of the junior subordinated debentures, the debenture trustee and MBNK Capital Trust no less than 90 days before the shortened maturity date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    If we are not in default under the indenture, we can at any time defer interest payments on the junior subordinate debentures. But we cannot defer interest payments for a period of time:

    (1) that exceeds 20 consecutive quarterly periods;

    (2) that extends beyond the stated maturity of the junior subordinated debentures; or

    (3) that ends on a date other than an interest payment date.

During any extension period we can make partial payments of interest on any interest payment date. At the end of an extension period we must pay all interest then accrued and unpaid. During an extension period interest will continue to accrue and holders of junior subordinated debentures, and holders of preferred securities while outstanding, will be required to recognize original issue discount income for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" on page 47.

    During any extension period, we may not:

    (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make any liquidation payments with respect to, any of our capital stock; or

    (2) make any payments of principal of or interest or premium on, or repay, repurchase or redeem any of our debt securities that rank equally with in all respects or junior in interest to the junior subordinated debentures; except that we may:

        (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with:

          - any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of our employees, officers, directors or consultants,

          -  a dividend reinvestment or shareholder stock purchase plan, or

          - the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in any acquisition transactions entered into prior to the applicable extension period;

        (b) take any necessary action in connection with any reclassification, exchange or conversion of any of our capital stock, any capital stock of a subsidiary or any of our debt;

        (c) purchase fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of any of our capital stock or the security being converted or exchanged;

        (d) declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights under any shareholders rights plan; or

        (e) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock.

    If we are not in default under the indenture, before the end of any extension period we may extend the extension period, further deferring the payment of interest. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period as long as we comply with the above conditions. We will not pay additional interest on the junior subordinated debentures during an extension period, until the extension period ends and all additional interest becomes due. We must give you and the debenture trustee notice of our election to defer interest payments at least one business day before the next interest payment date on which interest on the junior subordinated debentures would be payable, or at least one business day before:

    (1) the next date distributions would have been payable on the preferred securities but for the election to defer interest payments; and

    (2) the date the property trustee is required to give you notice of the record date or the distribution date, not less than one business day prior to such record date.

    The debenture trustee will give you prompt notice of our election to defer interest payments. Except as described above, there is no limitation on the number of times that we may elect to defer interest payments and begin an extension period.

REDEMPTION

    (1) We may redeem all or a portion the junior subordinated debentures prior to maturity on or after December 31, 2004:

    (2) We may redeem all but not only a portion of the junior subordinated debentures, at any time before December 31, 2004 or within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment event. These events are defined under "Description of Preferred Securities -- Redemption" on page 20. The redemption price will be equal to the outstanding principal amount of the junior subordinated debentures plus accrued interest, including any additional interest, to the redemption date. MBNK Capital Trust will use the proceeds of any redemption to redeem the preferred securities.

    The Federal Reserve Board's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure. Therefore, any organization considering a redemption should consult with the Federal Reserve Board if the redemption could significantly effect the level or composition of the organization's capital base. If we redeem the junior subordinated debentures prior to their stated maturity, and the Federal Reserve Board believes the redemption would constitute the redemption of capital instruments under its current risk-based capital guidelines, our redemption of the junior subordinated debentures may be subject to the prior approval of the Federal Reserve Board.

ADDITIONAL SUMS

    We have promised that, if we are not in default under the indenture and except as otherwise specified in the indenture, if and for so long as MBNK Capital Trust is the holder of all junior subordinated debentures and MBNK Capital Trust is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay additional amounts on the junior subordinated debentures, so that the distributions payable by MBNK Capital Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. See "Description of Preferred Securities -- Redemption" on page 20.

REGISTRATION, DENOMINATION AND TRANSFER

    The junior subordinated debentures will initially be registered in the name of the property trustee on behalf of MBNK Capital Trust. If the junior subordinated debentures are distributed to you, it is anticipated that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form" on page 28.

    Although the Depository Trust Company has agreed to the procedures described in "Description of Preferred Securities -- Book Entry, Delivery and Form" on page 28, it is under no obligation to continue to perform these procedures, and it may discontinue or change these procedures at any time. If the Depository Trust Company is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days of receipt of notice from the Depository Trust Company to that effect, we will cause the junior subordinated debentures to be issued in certificate form.

    If we issue junior subordinated debentures in certificated form, we will make principal and interest payments at the New York office of the debenture trustee or the transfer or paying agent we choose. However, at our option we may make interest payments by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of junior subordinated debentures may receive payments of interest, other than interest payable at the stated maturity, by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

    Junior subordinated debentures are issuable only in registered form without coupons in integral multiples of $10.00. Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

    Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer, at the office of the securities registrar appointed under the indenture or at the office of any transfer agent we designate for that purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the debenture trustee as securities registrar under the indenture.

    In the event of any redemption, we will not, nor will the debenture trustee be required to:

    (1) issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

    (2) register the transfer of or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the debenture not to be redeemed.

    Any amount deposited with the debenture trustee or any paying agent, or held by us in trust, for the payment of principal or interest on any junior subordinated debenture that is unclaimed for two years will be repaid to us at our request. Thereafter, the holder of that unpaid junior subordinated debenture must look, as a general unsecured creditor, only to us for payment.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS

    We have promised that at any time:

    (1) if we have actual knowledge that an event of default has occurred, or with notice or lapse of time an event of default would occur, under the indenture and we have not taken reasonable steps to remedy the situation;

    (2) if the junior subordinated debentures are held by MBNK Capital Trust and we are in default with respect to our payment of any obligations under the guarantee; or

    (3) we have given notice of our election of an extension period as provided in the indenture and have not rescinded such notice, or an extension period, or any extension of an extension period, is continuing

    We will not:

    (1) make any payment of principal of or interest or premium on, or repay, repurchase or redeem any of our debt securities that rank equally in all respects with, or junior in interest to, the junior subordinated debentures; or

    (2) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except that we may:

       (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with:

          - any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants;

          -  a dividend reinvestment or shareholder stock purchase plan; or

          - the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in any acquisition transactions entered into prior to any extension period;

       (b) take any necessary action in connection with any reclassification, exchange or conversion of any of our capital stock, any capital stock of any subsidiary of ours or of our debt;

       (c) purchase fractional interests in shares of our capital stock relating to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

       (d) declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights under any shareholder rights plan; or

       (e) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to that stock.

    We have promised in the indenture:

    (1) to continue to hold, directly or indirectly, 100% of the common securities, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

    (2) as holder of the common securities, not to voluntarily terminate, wind-up or liquidate MBNK Capital Trust, other than:

       (a) in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in a liquidation of MBNK Capital Trust; or

       (b) in connection with certain mergers, consolidations or amalgamation transactions permitted by the trust agreement; and

    (3) to use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause MBNK Capital Trust to continue to be classified as a grantor trust for United States federal income tax purposes.

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
MODIFICATION OF INDENTURE

    We and the debenture trustee can, without the consent of any of the holders of the outstanding junior subordinated debentures, amend, waive or supplement the provisions of the indenture in the following ways:

    (1) if we are acquired by someone, to have that person assume our obligations under the indenture and the junior subordinated debentures;

    (2) to convey, transfer, assign, mortgage, pledge any property to or with the debenture trustee or to surrender any right or power conferred upon us by the indenture;

    (3) to add further covenants, restrictions or conditions that would protect the holders of the junior subordinated debentures or to surrender any right or power conferred upon us under the indenture;

    (4) to change or eliminate any of the provisions of the indenture, if at the time of the change or elimination there are no outstanding junior subordinated debentures entitled to the benefit of the provision or the change or elimination does not apply to any outstanding securities;

    (5) to add events of default that would benefit the holders of the junior subordinated debentures;

    (6) to add additional events of default that would benefit the holders of the preferred securities and the common securities;

    (7) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, if that action does not negatively affect the interest of the holders of the junior subordinated debentures, or, if they are outstanding, the preferred securities in any material respect;

    (8) to change the terms of the junior subordinated debentures to facilitate the issuance of the junior subordinated debentures in certificated or other definitive form;

    (9) to evidence or provide for the appointment of a successor debenture trustee;

    (10) to qualify, or maintain the qualification of, the indenture under the Trust Indenture Act; or

    (11) to establish the form or terms of any series of the junior subordinated debentures as permitted by the indenture.

    If we have the consent of a majority in principal amount of junior subordinated debentures that would be affected, the debenture trustee and we can modify the indenture in the following ways:

    (1) change the stated maturity of the principal of, or affect the interest payment date on, any of the junior subordinated debentures, or reduce the principal amount, the rate of interest or any premium we would owe if we redeemed the junior subordinated debentures, or change the place of payment where, or the currency in which, these amount are payable, or impair the right to institute suit for the enforcement of any payment on the junior subordinated debentures;

    (2) lower the percentage of principal amount of junior subordinated debentures needed to approve any modification of, or waiver of rights under, the indenture; or

    (3) modify any other provisions of the indenture, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each junior subordinated debenture affected.

    Furthermore, so long as any of the preferred securities remain outstanding:

    (1) we cannot:

       - change the indenture in a way that would adversely affect you in any material respect,

       -  terminate the indenture,

       - waive default, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding preferred securities,

       unless and until we have paid principal of, and premium, if any, on, the junior subordinated debentures, including all accrued and unpaid interest, and certain other conditions are satisfied; and

    (2) we cannot amend the indenture in a way that would impair the rights of the holders of the preferred securities without the prior consent of the holders of each preferred security then outstanding unless and until we have paid the principal of, and premium, if any, on, the junior subordinated debentures including all accrued and unpaid interest.

DEBENTURE EVENTS OF DEFAULT

    The indenture provides that any one or more of the following described events with respect to the junior subordinated debentures that has occurred and is continuing constitute an "event of default" with respect to the junior subordinated debentures:

    (1) if we fail to pay any interest on the junior subordinated debentures when due and payable and do not make the payment in the next 30 days, unless we have deferred the due date by declaring an extension period;

    (2) if we fail to pay any principal of or premium, if any, on the junior subordinated debentures when due and payable whether at the stated maturity, upon redemption, by declaration of acceleration or otherwise;

    (3) if we fail to observe or perform in any material respect certain of the other covenants in the indenture for 90 days after written notice of the failure to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

    (4) the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to us or all or substantially all of our property; or a court or other governmental agency enters a decree or order appointing a receiver or similar official and the decree or order remains unstayed and undischarged for a period of 60 days.

    As described in "Description of Preferred Securities -- Events of Default; Notice" on page 24, the occurrence of an event of default on the junior subordinated debentures also will constitute an event of default in respect of the preferred securities and common securities.

    With some limitations, the holders of at least a majority in aggregate principal amount of outstanding junior subordinated debentures can direct how, when and where any proceeding for any remedy available to the debenture trustee is conducted. The debenture trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures can declare the principal due and payable immediately during a continuing event of default and, if the debenture trustee or the holders of junior subordinated debentures do not make this declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities can do so. The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures also can annul a default declaration and waive the default if:

    (1) we have cured all defaults, other than the non-payment of the principal of junior subordinated debentures which has become due because of the default; and

    (2) we have cured all matured installments of interest and principal due on the junior subordinated debentures other than those amounts that were due because of the default, and all sums paid or advanced by the debenture trustee and the reasonable compensation, expenses, disbursements and advances of the debenture trustee, its agent and its counsel.

If the holders of junior subordinated debentures do not annul a default declaration or waive a default, the holders of a majority in aggregate liquidation amount of the outstanding preferred securities can do so.

    We are required to certify annually to the debenture trustee as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

    During a continuing event of default the debenture trustee can declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and can enforce its other rights as a creditor of ours with respect to the junior subordinated debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    During a continuing event of default that is caused by our failure to pay any amounts payable on the junior subordinated debentures on the date those amounts are due, you may institute a legal action against us to enforce the payment to you of an amount equal to the amount payable on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities you hold. We may not amend the indenture to remove this right to bring a legal action without your prior written consent. We have the right under the indenture to set-off against the amount owed to MBNK Capital Trust any payment we make to you in connection with a legal action.

    With certain exceptions, as a holder of preferred securities, you will not be able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstances described in the preceding paragraph unless there has been an event of default under the trust agreement. See "Description of Preferred Securities -- Events of Default; Notice" on page 24.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease substantially all of our assets to any entity, and no entity may consolidate with or merge into us, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

    - immediately after giving effect to the transactions there is no continuing event of default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would constitute an event of default with respect to the junior subordinated debentures; and

    - certain other conditions as prescribed in the indenture are satisfied.

Nothing in the indenture prohibits us from acquiring other banks.

SATISFACTION AND DISCHARGE

    We will be deemed to have satisfied and discharged the indenture, which means you will have no legal rights under the indenture, when:

    (1) all junior subordinated debentures have been delivered to the debenture trustee for cancellation, or all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

       - have become due and payable,

       - will become due and payable at the stated maturity date within one year, or

       - are to be called for redemption within one year under arrangements satisfactory to the debenture trustee;

    (2) we deposit funds with the debenture trustee for the purpose and in an amount sufficient to pay all of our obligations on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date; and

    (3) we have paid all other sums payable by us under the indenture and we have delivered applicable certificates and opinions of counsel that indicate we have complied with all of our obligations.

SUBORDINATION

    The junior subordinated debentures generally will be subordinate and junior in right of payment to all of our senior indebtedness or other subordinated indebtedness, as described below. If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior or other subordinated indebtedness when the same becomes due and payable whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then unless and until we have cured the default or it has been waived or all senior indebtedness has been paid, we cannot make any payments on the junior subordinated debentures.

    As used in this prospectus, "senior indebtedness or other subordinated indebtedness" means, whether recourse exists as to all or a portion of our assets and whether or not contingent:

    (1) every obligation of ours for money borrowed;

    (2) every obligation of ours evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

    (3) every reimbursement obligation of ours with respect to letters of credit, bankers' acceptances or similar facilities issued for our account;

    (4) every obligation of ours issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

    (5) every capital lease obligation of ours;

    (6) every obligation of ours for claims, as defined in Section 101(4) of the United States Bankruptcy Code of 1978, in respect of derivative products such as interest, foreign exchange rate contracts, commodity contracts and similar arrangements; and

    (7) every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, we have guaranteed or for which we are responsible or liable, directly or indirectly, as obligor or otherwise.

However, senior indebtedness and other subordinated indebtedness does not include any of the following:

    (1) any obligations which, by their terms, are expressly stated to rank equally in right of payment with, or subordinate in right of payment to, the junior subordinated debentures;

    (2) any of our indebtedness and other subordinated indebtedness which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, was without recourse to us;

    (3) any indebtedness of ours to any of our subsidiaries;


    (4) indebtedness for wages or bank deposits payable to executive officers or directors; and


    (5) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us that is a financing entity of ours in connection with the issuance by such financing entity of securities that are similar to the preferred securities.

    As of September 30, 1999, we had senior indebtedness and other subordinated indebtedness of approximately $274.0 million. We must pay in full our obligations under all senior indebtedness, before we can make any payments or distributions, whether in cash, securities or other property, on the junior subordinated debentures if we experience:

    (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, imposition or other similar proceedings relating to us, our creditors or our property;

    (2) any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

    (3) any assignment by us for the benefit of creditors; or

    (4) any other marshaling of our assets.

    If payment or distribution on account of the junior subordinated debentures of any character or security, whether in cash, securities or other property, is received by any holder of any junior subordinated debentures in contravention of any of the terms of the indenture and before all our senior indebtedness has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of our senior indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all senior indebtedness in full.

    If during any proceeding described above, after we have paid in full all sums we owe on our senior indebtedness and other subordinated indebtedness, the holders of junior subordinated debentures, together with the holders of our obligations ranking on a parity with the junior subordinated debentures, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debentures and the other obligations. We will make payment on the junior subordinated debentures before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to the junior subordinated debentures.

    By reason of this subordination, if we become insolvent, holders of senior indebtedness and other subordinated indebtedness may receive more, and holders of the junior subordinated debentures may receive less, than our other creditors. This subordination will not prevent the occurrence of any event of default on the junior subordinated debentures.

    The indenture places no limitation on the amount of additional senior indebtedness and other subordinated indebtedness that we may incur. We expect from time to time to incur additional senior indebtedness and other subordinated indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    Other than during the occurrence and continuance of a default, the debenture trustee has promised to perform only the duties specifically contained in the indenture. If we are in default under the indenture, the debenture trustee must exercise the same degree of care and skill as a prudent person would in the conduct of his or her own affairs. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it has reasonable grounds to believe that repayment or adequate indemnity is not reasonably assured to it.

    The debenture trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The debenture trustee may consult with counsel of its choice and the advice of counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken in reliance on that advice or opinion.

    The Bank of New York, the debenture trustee, may serve from time to time as trustee under other indentures or trust agreements with us or our subsidiaries relating to other issues of our securities. In addition, we as well as certain of our affiliates may have other banking relationships with The Bank of New York and its affiliates.

GOVERNING LAW

    The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

                            DESCRIPTION OF GUARANTEE

    We will execute and deliver the guarantee at the same time MBNK Capital Trust issues the preferred securities. The Bank of New York will act as guarantee trustee under the guarantee and will hold the guarantee for your benefit. We believe this summary of the provisions of the guarantee describes all material provisions that would be important to you to make an informed investment decision. However, the form of the guarantee is filed as an exhibit to the registration statement which contains this prospectus and you should read it in its entirety. A copy of the form of guarantee is available upon request from the guarantee trustee. Whenever particular defined terms of the guarantee are referred to in this prospectus, those terms are incorporated herein by reference. The guarantee will be qualified as an indenture under the Trust Indenture Act.

GENERAL

    We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the guarantee, the payments described below to you, as and when due, regardless of any defense, right of set-off or counterclaim which MBNK Capital Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid or made by or on behalf of MBNK Capital Trust, will be subject to the guarantee without duplication:

    (1) any accumulated and unpaid distributions MBNK Capital Trust is required to pay on the preferred securities, to the extent that MBNK Capital Trust has the funds to make the distributions at such time;

    (2) the redemption price with respect to any preferred securities called for redemption by MBNK Capital Trust, to the extent that MBNK Capital Trust has the funds to pay the redemption at such time; and

    (3) upon a voluntary or involuntary termination, winding up or liquidation of MBNK Capital Trust, unless the junior subordinated debentures are distributed to you, as holders of the preferred securities, the lesser of:

          - the total liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that MBNK Capital Trust has sufficient funds available for their payment; and

          - the amount of assets of MBNK Capital Trust remaining available for distribution to you on liquidation of MBNK Capital Trust.

    Our obligation to make a guarantee payment may be satisfied by directly paying you or by causing MBNK Capital Trust to pay you.

    The guarantee will be an irrevocable, subordinated guarantee of payment of MBNK Capital Trust's obligations under the preferred securities. The guarantee will apply only to the extent that MBNK Capital Trust has funds sufficient to make payments. If we do not make payments on the junior subordinated debentures held by MBNK

Capital Trust, MBNK Capital Trust will not have funds to pay any amounts payable in respect of the preferred securities.

STATUS OF THE GUARANTEE

    The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior indebtedness and subordinated indebtedness in the same manner as the junior subordinated debentures. The guarantee does not limit our ability to incur or issue other secured or unsecured senior or subordinated indebtedness and we expect to incur, from time to time, additional senior and subordinated indebtedness. Our obligations under the guarantee are effectively subordinated to all existing and future liabilities of any of our subsidiaries and their respective subsidiaries.

    The guarantee will constitute a guarantee of payment and not of collection. A guarantee of payment entitles the guarantee trustee or you to institute a legal proceeding directly against us as the guarantor to enforce your rights under the guarantee without first instituting a legal proceeding against MBNK Capital Trust or any other person or entity. The guarantee will be held by the guarantee trustee for your benefit. The guarantee will not be discharged except by paying the amounts required under the guarantee in full to the extent not paid by MBNK Capital Trust or distributing the junior subordinated debentures to you.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect your rights, in which case no consent will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. The manner of obtaining any such approval is set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement" on page 27. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for your benefit and the benefit of all of the holders of the preferred securities then outstanding. Except in connection with a consolidation, merger or sale involving us that is permitted under the indenture and pursuant to which the assignee agrees in writing to perform our obligations under the guarantee, we may not assign our obligations under the guarantee.

EVENTS OF DEFAULT

    An event of default under the guarantee will occur if we do not perform any of our payment or other obligations under the guarantee, and do not perform the obligation for 30 days. The holders of a majority in aggregate liquidation amount of the outstanding preferred securities have the right to direct when, how and where any proceeding for any remedy available to the guarantee trustee under the guarantee is conducted or to direct the guarantee trustee to exercise any trust or power conferred upon the guarantee trustee under the guarantee.

    In addition to acts taken by the guarantee trustee, you may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against MBNK Capital Trust, the guarantee trustee or any other person or entity. Since you will not be the record holder of the preferred securities while they are in book-entry form, you will have to observe the procedures of the Depository Trust Company to take such action. See "Description of Preferred Securities -- Book Entry, Delivery and Form" on page 28.

    We are required, as guarantor, to certify annually to the guarantee trustee whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, other than during a default by us in performance of the guarantee, has only promised to perform the duties specifically contained in the guarantee. If there is a default under the guarantee, the guarantee trustee must exercise the rights and powers vested in it by the guarantee and must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The guarantee trustee is under no obligation to expend or risk its own funds or otherwise incur any personal financial liability in the performance of its duties or in the exercise of any of its rights or powers if it has reasonable grounds to believe that repayment or adequate indemnity is not assured.

TERMINATION OF THE GUARANTEE

    The guarantee will terminate and be of no further force and effect upon:

    (1) full payment of the redemption price of the preferred securities;

    (2) full payment of the amounts payable with respect to the preferred securities;

    (3) liquidation of the MBNK Capital Trust; or

    (4) distribution of junior subordinated debentures to you and the other holders of the preferred securities in exchange for all of the preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time you must return payment of any sums paid to you under the preferred securities or the guarantee.

GOVERNING LAW

    The guarantee will be governed by and construed in accordance with the laws of the State of New York.

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
      RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    We have irrevocably guaranteed, on a subordinate basis, payments of distributions and other amounts due on the preferred securities to the extent that MBNK Capital Trust has funds available to make these payments. Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents gives you a full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of MBNK Capital Trust's obligations in respect of the preferred securities.

    If we do not make payments on the junior subordinated debentures, MBNK Capital Trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of amounts payable with respect to the preferred securities when MBNK Capital Trust does not have sufficient funds to pay these amounts. In that event, your remedy is to institute a legal proceeding directly against us for enforcement of our payment obligations under the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities you hold.

    Our obligations under the junior subordinated debentures and the guarantee are subordinate and junior in right of payment to all of our senior indebtedness and other subordinated indebtedness. An event of default under any of our senior indebtedness or other subordinated indebtedness would not constitute an event of default in respect of the preferred securities. However, in the event of payment defaults under, or acceleration of, our senior indebtedness or other subordinated indebtedness, the subordination provisions of the indenture provide that we will not make any payments on the junior subordinated debentures until we have paid in full the senior indebtedness or other subordinated indebtedness and all of our defaults on our senior indebtedness have been cured or waived. See "Description of Junior Subordinated Debentures -- Subordination" on page 39. Failure to make required payments on the junior subordinated debentures would constitute an event of default in respect of the preferred securities.

SUFFICIENCY OF PAYMENTS

    If we make the payments on the junior subordinated debentures when they are due, those payments will be sufficient to cover distributions and other payments distributable on the preferred securities, primarily because:

    (1) the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the preferred securities and common securities;

    (2) the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the preferred securities;

    (3) we will pay for any and all costs, expenses and liabilities of MBNK Capital Trust except MBNK Capital Trust's obligations to you and to us, as the holder of the common securities, to pay amounts due under the preferred securities and the common securities, respectively; and

    (4) the trust agreement provides that MBNK Capital Trust will not engage in any activity that is not consistent with the limited purposes of MBNK Capital Trust.

    If we make a payment under the guarantee, our obligations under the indenture will be reduced by the amount of that payment.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, MBNK Capital Trust or any other person or entity. See "Description of Guarantee" on page 41.

RIGHTS TO DISTRIBUTIONS


    The preferred securities represent preferred beneficial interests in the assets of MBNK Capital Trust, and MBNK Capital Trust exists for the sole purposes of issuing the preferred securities and common securities and investing the proceeds in the junior subordinated debentures and engaging in other activities necessary, convenient or incidental to those activities. A principal difference between your rights as a holder of preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on the junior subordinated debentures held, while you are entitled to receive distributions or other amounts distributable with respect to the preferred securities from MBNK Capital Trust, or from us under the guarantee, only if MBNK Capital Trust has funds available for the payment of those distributions.


RIGHTS UPON DISSOLUTION


    Upon any voluntary or involuntary dissolution of MBNK Capital Trust, other than any dissolution involving the distribution of the junior subordinated debentures to you, as holders of the preferred securities, and after satisfaction of liabilities to creditors of MBNK Capital Trust as required by applicable law, you will be entitled to receive, out of assets held by MBNK Capital Trust, the liquidation distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution" on page 23. If we are voluntarily or involuntarily liquidated or declare bankruptcy, MBNK Capital Trust, as registered holder of the junior subordinated debentures, will be our subordinated creditor, subordinated and junior in right of payment to all our senior indebtedness or other subordinated indebtedness. However, MBNK Capital Trust will be entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our shareholders receive payments or distributions. Because we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of MBNK Capital Trust, other than MBNK Capital Trust's obligations to you and the holder of the common securities, your position as holders of the preferred securities and the position of holders of junior subordinated debentures compared to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    Except where expressly stated, the following discussion is the opinion of Stevens & Lee, P.C., Reading, Pennsylvania, our counsel, as to the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities.

    Except where we state otherwise, this discussion deals only with preferred securities held as capital assets within the meaning of the Internal Revenue Code of 1986 by a holder who:

    (1) is a United States Person (as defined below), and

    (2) purchases the preferred securities upon original issuance at their original issue price.

    "United States Person" means a beneficial owner of preferred securities that, for United States federal income tax purposes, is:

    (1) a citizen or resident of the United States;

    (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

    (3) an estate the income of which is subject to United States federal income taxation without regard to its source; or

    (4) a trust that (y) is subject to the supervision of a court within the United States and the control of one or more United States Persons or
       (z) has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States Person.

    This discussion does not discuss all of the tax consequences that may be relevant to beneficial owners who are subject to special rules, such as:

    (1) banks,

    (2) thrift institutions,

    (3) real estate investment trusts,

    (4) regulated investment companies,

    (5) insurance companies,

    (6) dealers in securities or currencies,

    (7) securities traders that elect to mark to market,

    (8) tax-exempt organizations,

    (9) individual retirement and certain tax-deferred accounts,

    (10) persons holding a preferred security as a position in a straddle, or as part of a hedging, conversion or other integrated investment; and

    (11) except with respect to the discussion under the caption "Non-United States Holders," persons who are not United States Persons.

    In addition, this discussion does not address:

    (1) the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of preferred securities;

    (2) the United States alternative minimum tax consequences of purchasing, owning and disposing of preferred securities; or

    (3) any state, local or foreign tax consequences of purchasing, owning and disposing of preferred securities.

    This discussion is based on United States federal income tax laws in effect as of the date of this prospectus, including applicable regulations and administrative and judicial interpretations. Changes to any of these laws, regulations or interpretations after this date may affect the tax consequences described below, possibly on a retroactive basis.

    The authorities on which this discussion is based are subject to various interpretations, and the opinions of Stevens & Lee, P.C., are not binding on the Internal Revenue Service, or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus. Accordingly, we cannot assure you that the IRS will not challenge the opinions expressed or that a court would not sustain such a challenge.

    If you would be a beneficial owner identified above that would be subject to special rules or otherwise believe that your particular tax situation is not addressed in this discussion, we advise you to consult your tax advisor regarding the tax consequences of purchasing, owning and disposing of the preferred securities based on your particular circumstances and the relevant taxing jurisdictions.

CLASSIFICATION OF THE TRUST

    Stevens & Lee, P.C., is of the opinion that MBNK Capital Trust will be classified for United States federal income tax purposes as a grantor trust and not an association taxable as a corporation based on:

    (1) current law and our factual representations and other facts and assumptions set forth in this prospectus;

    (2) the assumption that there will be full compliance with the terms of the trust agreement; and

    (3) other assumptions and qualifications stated in the opinion which is filed as an exhibit to the registration statement of which this prospectus is a part.

Accordingly, for United States federal income tax purposes, you generally will be considered the owner of an undivided interest in the junior subordinated debentures owned by MBNK Capital Trust, and you will be required to include all income or gain recognized for United States federal income tax purposes with respect to your share of the junior subordinated debentures on your United States federal income tax return

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    Stevens & Lee, P.C., has not delivered a legal opinion that the junior subordinated debentures constitute indebtedness because whether a security is classified as debt or equity involves substantial questions of fact. However, based on the facts contained in this prospectus and the terms of the indenture and the junior subordinated debentures, we intend to take the position that the junior subordinated debentures will be classified for United States federal income tax purposes as our indebtedness. By acceptance of preferred securities, each holder covenants to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. We cannot assure you that the IRS will not challenge this position. The remainder of this discussion assumes that the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

    If the junior subordinated debentures are classified as indebtedness for United States federal income tax purposes, a corporate holder of the preferred securities will not be entitled to claim a dividends-received deduction for any income recognized with respect to such securities.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under Treasury Regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. We believe that the likelihood of our exercising our option to defer payments is remote, based in part on the fact that exercising that option would prevent us from declaring dividends on our common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the junior subordinated debentures. The Treasury regulations dealing with original issue discount and the deferral of interest have not yet been addressed in any rulings or other interpretations by the IRS. Because of this lack of guidance from the IRS and the fact that whether the junior subordinated debentures are issued with original issue discount involves substantial questions of fact, Stevens & Lee has not provided a legal opinion on this issue. However, based on the foregoing, we intend to take the position that the junior subordinated debentures will not be considered to be initially issued with original issue discount. Accordingly, you will be taxed on stated interest on the junior subordinated debentures when such interest is paid or accrued in accordance with your regular method of tax accounting.

    In the event that we exercise our option to defer the payment of stated interest on the junior subordinated debentures, the junior subordinated debentures would be treated, solely for purpose of the original issue discount rules, as being "re-issued" at such time with original issue discount. Under these rules, a holder of the junior subordinated debentures or preferred securities would be required to include original issue discount in ordinary income, on a current basis, over the period that the instrument is held even though there would be no actual cash payments during the extended interest payment period. The amount of original issue discount income includible in the taxable income of a holder of the junior subordinated debentures or preferred securities would be determined on the basis of a constant yield method over the remaining term of the instrument and the actual receipt of future payments on the junior subordinated debentures or preferred securities would no longer be separately reported as taxable income. The amount of original issue discount that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of extension period. Any original issue discount included in income would increase the holder's adjusted tax basis in the junior subordinated debentures or preferred securities and the holder's actual receipt of payments would reduce such basis.

    If our power to defer payments of interest is not treated by the IRS as remote, the junior subordinated debentures would be treated as initially issued with original issue discount. In that event, you would be required to include original issue discount in your taxable income over the term of the junior subordinated debentures on a daily accrual basis, as described above.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    Under certain circumstances described above, MBNK Capital Trust may distribute the junior subordinated debentures to you in exchange for your preferred securities in liquidation of MBNK Capital Trust. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution" on page 23. Except as discussed below, a distribution of the junior subordinated debentures would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted basis in the junior subordinated debentures you receive for United States federal income tax purposes equal to your aggregate adjusted basis in your preferred securities. For United States federal income tax purposes, your holding period in the junior subordinated debentures you receive in a liquidation of the Trust would include the period during which you held the preferred securities. If, however, the relevant event is a tax event as described in "Description of Preferred Securities -- Redemption" on page 20, which results in MBNK Capital Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to you for United States federal income tax purposes.

    Under certain circumstances described above, we may redeem junior subordinated debentures for cash and distribute the proceeds of this redemption to you in exchange for your preferred securities. See "Description of Preferred Securities" on page 18. This redemption would be taxable for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See " -- Sales of Preferred Securities" below.

SALES OF PREFERRED SECURITIES

    If you sell or exchange your preferred securities, including a redemption for cash, you will recognize gain or loss equal to the difference between your adjusted tax basis in the preferred securities and the amount realized on the sale of the preferred securities. If you dispose of a preferred security prior to an extended interest payment period, any portion of the amount you receive that is attributable to accrued interest will be treated as interest income and will not be treated as part of the amount realized for purposes of determining your gain or loss on the disposition of preferred securities. Your adjusted tax basis in the preferred securities generally will be the initial purchase price, increased by original issue discount previously included, or currently includible, in your gross income to the date of disposition, and decreased by payments received on the preferred securities other than any interest received with respect to the period prior to the date that preferred securities are treated as issued with original issue discount. Any gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the preferred securities as a capital asset for more than one year prior to the date of disposition. In the case of individuals, trusts and estates, long-term capital gains generally are taxed at reduced rates. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

NON-UNITED STATES HOLDERS

    The following discussion applies to you only if you would be a beneficial owner of preferred securities and are not a United States Person as defined above. Under present United States federal income tax law:

        (a) No withholding of United States federal income tax will be required with respect to the payment by us, the MBNK Capital Trust or any paying agent of principal or interest, including any original issue discount, on the preferred securities or the junior subordinated debentures provided that:

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the tax code and the regulations thereunder;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on a junior subordinated debenture or preferred security is described in Section 881(c)(3)(A) of the tax code; and

    - either (a) you provide your name and address on IRS Form W-8, or IRS Form W-8BEN or successor form and certify, under penalties of perjury, that you are not a United States Person, or (b) a financial institution holding the preferred security (or the junior subordinated debenture) on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8, or IRS Form W-8BEN or successor form from you and provides us with a copy.

        (b) No withholding of United States federal income tax will be required with respect to any gain realized by you upon the sale or other disposition of the preferred securities or the junior subordinated debentures.

    If you cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed:

    - IRS Form W-8BEN or successor form claiming an exemption from, or a reduction of, this withholding tax under the benefit of a tax treaty or

    - IRS Form W-8ECI or successor form stating that interest paid on the preferred securities or the junior subordinated debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    If you are engaged in a trade or business in the United States and interest or original issue discount on the preferred securities or the junior subordinated debentures is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest and original issue discount on a net income basis in the same manner as if you were a United States Person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

    Any gain realized upon the sale or other disposition of the preferred securities or the junior subordinated debentures generally will not be subject to United States federal income tax unless:

    - such gain is effectively connected with a United States trade or business conducted by you;

    - in the case of a Non-United States Holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement, and certain other conditions are met; or

    - in the case of any gain representing accrued interest or original issue discount on the junior subordinated debentures, the requirements described for exemption from withholding above are not satisfied.

    Your estate will not be subject to U.S. federal estate tax on the preferred securities or the junior subordinated debentures beneficially owned by you at the time of your death, provided that:

    - you do not own, within the meaning of the tax code and Treasury regulations, 10% or more of the total combined voting power of all classes of our voting stock; and

    - interest on the preferred securities or junior subordinated debentures would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE NEW RULES CONCERNING WITHHOLDING ON NON-UNITED STATES HOLDERS AND THE RELATED TRANSITION RULES.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The amount of interest paid and original issue discount accrued on the preferred securities or the junior subordinated debentures to United States Persons, other than corporations and other exempt recipients, will be reported to the IRS. Income on the preferred securities or the junior subordinated debentures will be reported to holders on Form 1099 and mailed to holders of the preferred securities or the junior subordinated debentures by January 31 following each calendar year.

    "Backup" withholding at a rate of 31% will apply to payments of interest and payments of disposition, including redemption, proceeds to you if you are a non-exempt United States Person unless you furnish your taxpayer identification number in the manner prescribed in applicable Treasury regulations, certify that this number is correct, certify as to no loss of exemption from backup withholding, and meet certain other conditions. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

    Before authorizing an investment in the preferred securities, fiduciaries of pension, profit sharing or other employee benefit plans subject to the Employee Retirement Income Security Act of 1974 or ERISA should consider, among other matters:

    - ERISA's fiduciary standards, including its prudence and diversification requirements;

    - whether the fiduciaries have authority to make an investment in the preferred securities under the applicable plan investment policies and governing instruments; and

    - rules under ERISA and the Code that prohibit plan fiduciaries from causing a plan to engage in a "prohibited transaction."

    Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code, from engaging in certain transactions involving plan assets with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
Section 4975 of the Code, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Code.

    The Department of Labor has issued a regulation, the plan assets regulation, concerning the definition of what constitutes the assets of a plan. The plan assets regulation provides that, for purposes of ERISA, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan makes an equity investment will be deemed to be assets of the investing plan unless certain exceptions apply.

    Pursuant to an exception in the plan assets regulation, the assets of MBNK Capital Trust would not be deemed to be plan assets of investing plans if, immediately after the most recent acquisition of any equity interest in MBNK Capital Trust, less than 25% of the value of each class of equity interests in MBNK Capital Trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code such as governmental, church and foreign plans, and entities holding assets deemed to be plan assets, or benefit plan investors. We cannot assure you that the value of the preferred securities held by benefit plan investors will be less than 25% of the total value of the preferred securities at the completion of the offering or thereafter, and no monitoring or other measures will be taken to satisfy the conditions to this exception. We will purchase and hold all of the common securities.

    We cannot assure you that any of the exceptions set forth in the plan assets regulation will apply to the purchase of preferred securities and, as a result, an investing plan's assets could be considered to include an undivided interest in the junior subordinated debentures held by MBNK Capital Trust. In the event that assets of MBNK Capital Trust are considered assets of an investing plan, the property trustee, we and/or others, in providing services with respect to the junior subordinated debentures, could be considered fiduciaries to the plan and subject to the fiduciary responsibility provisions of Title I of ERISA. In addition, certain transactions involving MBNK Capital Trust and/or the preferred securities could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a plan. For example, if we are a party in interest with respect to an investing plan, extensions of credit between us and MBNK Capital Trust, as represented by the junior subordinated debentures and the guarantee, would likely be prohibited by
Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code.

    The Department of Labor has issued five prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the preferred securities, assuming that assets of MBNK Capital Trust were deemed to be plan assets of plans investing in MBNK Capital Trust. Those class exemptions are:

    - PTCE 96-23 which pertains to certain transactions by an in-house asset manager;

    - PTCE 91-38 which pertains to certain transactions involving bank collective investment funds;

    - PTCE 95-60 which pertains to certain transactions involving insurance company general accounts;

    - PTCE 90-1 which pertains to certain transactions involving insurance company pooled separate accounts; and

    - PTCE 84-14 which pertains to certain transactions by independent qualified asset managers.

    Because of ERISA's prohibitions and those of Section 4975 of the Code, the preferred securities may not be purchased or held by any plan, any entity whose underlying assets include plan assets by reason of any plan's investment in the entity, or a plan asset entity, or any other person investing plan assets of any plan, unless the purchase or holding is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. If a purchaser or holder of the preferred securities that is a plan or a plan asset entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, we and MBNK Capital Trust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption. Any purchaser or holder of the preferred securities that is a plan or a plan asset entity or is purchasing such securities on behalf of or with plan assets will be deemed to have represented by its purchase that:

    - the purchase and holding of the preferred securities is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption;

    - we and the administrators are not "fiduciaries," within the meaning of
      Section 3(21) of ERISA and the regulations thereunder, with respect to that person's interest in the preferred securities or the junior subordinated debentures; and

    - in purchasing the preferred securities, that person approves the purchase of the junior subordinated debentures and the appointment of the Trustee.

    Insurance companies considering an investment in the preferred securities should note that the Small Business Job Protection Act of 1996 added new
Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to
Section 401(c) of ERISA, the Department of Labor issued the proposed general account regulations in December 1997 with respect to insurance policies that are supported by an insurer's general account. The proposed general account regulations are intended to provide guidance on which assets held by the insurer constitute plan assets of a plan for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code.

    Any plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Code proposing to acquire preferred securities should consult with their own counsel.

    Governmental plans and certain church plans are not subject to ERISA, and are also not subject to the prohibited transaction provisions of Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of these types of plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and the Code discussed above. Accordingly, fiduciaries of governmental and church plans, in consultation with advisers, should consider the impact of their respective state laws on investments in the preferred securities and the considerations discussed above to the extent applicable.

                                  UNDERWRITING

    Under the terms and conditions of the underwriting agreement that set forth representations and covenants by us to the underwriters and conditions to the underwriters obligations under the agreement, the underwriters named below, for whom Wheat First Securities, a division of First Union Securities, Inc., and Janney Montgomery Scott LLC, are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to them, the respective number of preferred securities set forth opposite each underwriter's name below:

                                                                                AMOUNT OF
                                                        PRINCIPAL AMOUNT OF    UNDERWRITING
UNDERWRITER                                             PREFERRED SECURITIES   COMPENSATION
-----------                                             --------------------   ------------
Wheat First Securities................................         $                    $
Janney Montgomery Scott LLC...........................         $                    $

    The underwriting agreement provides that the obligations of the several underwriters to purchase the preferred securities are subject to approval of legal matters by their counsel and to various conditions including the effectiveness with the SEC of the registration statement which contains this prospectus, receipt of legal opinions from our lawyers, and receipt of a letter from our independent public accountants regarding our financial statements and the statistical data contained in this prospectus and in our filings under the Securities Exchange Act of 1934. The underwriters' are committed to purchase and pay for all the preferred securities if any are purchased.

    The underwriters will initially offer the preferred securities to the public at the price stated on the cover page. The underwriters may offer preferred securities to selected dealers at the public offering price less a concession of up to $ per preferred security. Those dealers may reallow a discount not in
excess of $      per preferred security to other brokers and dealers. After the initial offering of the preferred securities, the underwriters may change the offering price, concession, discount and other selling terms.

    In connection with the offering of the preferred securities, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the SEC's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the preferred securities. Such transactions may include transactions in which the underwriters create a short position for their own account by selling more preferred securities than they are committed to purchase from the MBNK Capital Trust. In such a case, to cover all or part of the short position, the underwriters may purchase preferred securities in the open market following completion of the initial offering of preferred securities. The underwriters also may engage in stabilizing transactions in which it bids for, and purchases, the preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the preferred securities. The underwriters also may reclaim any selling concessions allowed to a dealer if the underwriters repurchase preferred securities distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the preferred securities at a level above that which might otherwise prevail in the open market. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. The underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

    The underwriters agreed to purchase the preferred securities at the price stated on the cover page of this prospectus which is the price of the preferred securities in the offering minus the underwriters' fee. Because the MBNK Capital Trust will use the proceeds from the sale of the preferred securities to purchase the junior subordinated debentures from us, we have agreed to pay the
underwriters a fee in the amount of $      per preferred security. The
underwriters will receive no other items of value that could be considered underwriting compensation by the National Association of Securities Dealers.

    We estimate that we will spend approximately $200,000 for printing, depository and trustees' fees, legal and accounting fees, and other expenses of the offering in addition to underwriting compensation.

    We and MBNK Capital Trust have agreed that, during the period beginning from the date of the underwriting agreement and continuing to and including the earlier of (1) the termination of trading restrictions on the preferred securities, as communicated to us by the underwriters, and (2) 180 days following the closing of the offering, we will not offer, sell, contract to sell or otherwise dispose of any additional securities of the MBNK Capital Trust or of ours substantially similar to the preferred securities or any securities convertible into or exchangeable for or that represent the right to receive any such similar securities, without the consent of the underwriters, which consent shall not be unreasonably withheld.


    Prior to this offering, there has been no public market for the preferred securities. An application has been approved subject to official notice of issuance to list the preferred securities on the American Stock Exchange under the symbol "MST.PR". Trading of the preferred securities on the American Stock Exchange is expected to commence at the time of the initial delivery of the preferred securities. No assurance can be given as to the liquidity of or the existence of the trading market for the preferred securities.


    We and MBNK Capital Trust have agreed to indemnify the underwriters against liabilities arising from the offering of the preferred securities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

    The underwriters and their affiliates may provide investment banking services for us or our affiliates in the future for which they would expect to receive customary fees and commissions.

                             VALIDITY OF SECURITIES

    The validity of the guarantee and the junior subordinated debentures and certain tax matters will be passed upon for us by Stevens & Lee, P.C., our counsel, and certain legal matters will be passed upon for the underwriters by Alston & Bird. Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the creation of MBNK Capital Trust will be passed upon by Richards, Layton & Finger, P.A. as special Delaware counsel to us and MBNK Capital Trust. Stevens & Lee will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger, P.A.

                                    EXPERTS

    Beard & Company, Inc., independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998 as set forth in their report, which is included and incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are included and incorporated by reference in reliance on Beard & Company, Inc.'s report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our Securities and Exchange Commission file number is 0-24145. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our common stock is listed on the Nasdaq National Market under the symbol "MBNK".

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission and does not contain all of the information set forth in the registration statement. You should consult the registration statement for further information with respect to our company and these securities.

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information and information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended on Form 10-Q/A on September 20, 1999; and

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

    You may request a copy of these filings, at no cost, by writing or calling us at the following address: Secretary, Main Street Bancorp, Inc., 601 Penn Street, Box 1097, Reading, Pennsylvania 19603, telephone (610) 685-1400.

    No separate financial statements of MBNK Capital Trust have been included or incorporated by reference in this document. We do not, nor does MBNK Capital Trust, consider that such financial statements would be material to holders of the preferred securities because MBNK Capital Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures and issuing the preferred securities and common securities. See "MBNK Capital Trust I" on page 18, "Description of Preferred Securities" on page 18, "Description of Junior Subordinated Debentures" on page 31, and "Description of Guarantee" on page 41. In addition, we do not expect that MBNK Capital Trust will be filing reports under the Securities Exchange Act of 1934 with the SEC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

-------------------------------------------
-------------------------------------------

UNTIL        , 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE PREFERRED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      3
Selected Consolidated Financial
  Data................................      8
Risk Factors..........................     10
Cautionary Statement Regarding
  Forward-Looking Statements..........     14
Use of Proceeds.......................     15
Consolidated Ratios of Earnings to
  Fixed Charges.......................     15
Capitalization........................     16
Accounting Treatment..................     17
MBNK Capital Trust I..................     18
Description of Preferred Securities...     18
Description of Junior Subordinated
  Debentures..........................     31
Description of Guarantee..............     41
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee........     44
Material United States Federal Income
  Tax Consequences....................     45
ERISA Considerations..................     50
Underwriting..........................     52
Validity of Securities................     53
Experts...............................     53
Where You Can Find Additional
  Information.........................     53


-------------------------------------------
-------------------------------------------


                         1,200,000 PREFERRED SECURITIES


                              MBNK CAPITAL TRUST I

                         % CUMULATIVE PREFERRED SECURITIES
                              (LIQUIDATION AMOUNT
                         $10.00 PER PREFERRED SECURITY)
                           FULLY AND UNCONDITIONALLY
                       GUARANTEED AS DESCRIBED HEREIN BY

                           MAIN STREET BANCORP, INC.

                                     [LOGO]
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             WHEAT FIRST SECURITIES

                          JANNEY MONTGOMERY SCOTT LLC

                                        , 1999
-------------------------------------------
-------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses, other than the SEC registration fee, are estimated. All expenses of this offering will be paid by the Company.

SEC registration fee........................................  $ 11,120
Trustee's fees..............................................  $  6,000
Blue Sky fees and expenses..................................     5,000
Transfer agent's and registrar's fees and expenses..........         0
Printing and engraving expenses.............................    20,000
Accounting fees and expenses................................    50,000
Legal fees and expenses (other than Blue Sky fees and
  expenses).................................................    75,000
Miscellaneous...............................................    32,880
                                                              --------
Total.......................................................  $200,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take action unless
(1) the director has breached or failed to perform the duties of his office and
(2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    The Bylaws of the Corporation provide for (1) indemnification of directors, officers, employees, and agents of the Corporation and its subsidiaries and
(2) the elimination of a director's liability for monetary damages to the fullest extent permitted by Pennsylvania law.

    Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Corporation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
         NO.
---------------------
         1.             Underwriting Agreement*

         4.1            Indenture of Main Street Bancorp, Inc. relating to the
                        Junior Subordinated Debentures*

         4.2            Form of Certificate of Junior Subordinated Debentures*

         4.3            Certificate of Trust of MBNK Capital Trust I*

         4.4            Declaration of Trust of MBNK Capital Trust I*

         4.5            Amended and Restated Trust Agreement for MBNK Capital Trust
                        I*

         4.6            Form of Preferred Security Certificate for MBNK Capital
                        Trust I*

         4.7            Form of Guarantee Agreement of Main Street Bancorp, Inc.
                        relating to the MBNK Capital Trust Securities*

         5.1            Opinion and consent of Stevens & Lee, P.C. to Main Street
                        Bancorp, Inc. as to legality of the Junior Subordinated
                        Debentures and the Guarantee to be issued by Main Street
                        Bancorp, Inc.*

       EXHIBIT
         NO.
---------------------
         5.2            Opinion of Richards, Layton & Finger, special Delaware
                        counsel, as to legality of the Preferred Securities to be
                        issued by MBNK Capital Trust I*

         8 Opinion of Stevens & Lee, P.C., special tax counsel, as to certain federal income tax matters*

        12              Computation of ratio of earnings to fixed charges (excluding interest on deposits)*

        23.1            Consent of Beard & Company, Inc.

        23.2            Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)*

        23.3            Consent of Richards, Layton & Finger (included in Exhibit
                        5.2)*

        24              Power of Attorney of certain officers and directors of Main
                        Street Bancorp, Inc.*

        25.1            Form T-1 Statement of Eligibility of Bank of New York to act
                        as trustee under the Amended and Restated Declaration of
                        Trust of MBNK Capital Trust I*

        25.2            Form T-1 Statement of Eligibility of Bank of New York to act
                        as trustee under the Indenture*

        25.3            Form T-1 Statement of Eligibility of Bank of New York to act
                        as trustee under the Guarantee for the benefit of the
                        holders of Preferred Securities of MBNK Capital Trust I*

        27.1            Financial Data Schedule*


------------------------

*  Previously filed

ITEM 17. UNDERTAKINGS.

    Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each undersigned registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each undersigned registrant of expenses incurred or paid by a director, officer of controlling person of each registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    Each of the undersigned registrants hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Main Street Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, in the Commonwealth of Pennsylvania, on the 24th day of November, 1999.


                                                       MAIN STREET BANCORP, INC.

                                                       By:  /s/ NELSON R. OSWALD
                                                            ------------------------------------------------
                                                            Nelson R. Oswald
                                                            Chairman, President and Chief Executive Officer

                                                       MBNK CAPITAL TRUST I

                                                       By:  *
                                                            ------------------------------------------------
                                                            Donna L. Rickert
                                                            as Administrator

                                                       By:  /s/ NELSON R. OSWALD
                                                            ------------------------------------------------
                                                            Nelson R. Oswald
                                                            as Administrator

                                                       By:  /s/ ROBERT D. MCHUGH, JR.
                                                            ------------------------------------------------
                                                            Robert D. McHugh, Jr.
                                                            as Administrator


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 24, 1999.

                      SIGNATURE                                      TITLE                       DATE
                      ---------                                      -----                       ----
                /s/ NELSON R. OSWALD
     -------------------------------------------       Chairman, President and Chief       November 24, 1999
                  Nelson R. Oswald                       Executive Officer

              /s/ ROBERT D. MCHUGH, JR                 Executive Vice President and
     -------------------------------------------         Treasurer (Chief Financial        November 24, 1999
                Robert D. McHugh, Jr.                    Officer)

                          *                            Senior Vice President and
     -------------------------------------------         Controller (Principal Accounting  November 24, 1999
                  Donna L. Rickert                       Officer)

                          *
     -------------------------------------------       Director                            November 24, 1999
                  Richard D. Biever

                          *
     -------------------------------------------       Director                            November 24, 1999
                  Edward J. Edwards

                          *
     -------------------------------------------       Director                            November 24, 1999
                   Albert L. Evans

                          *
     -------------------------------------------       Director                            November 24, 1999
              Richard T. Fenstermacher

                          *
     -------------------------------------------       Director                            November 24, 1999
                   Ivan H. Gordon

                          *
     -------------------------------------------       Director                            November 24, 1999
                 Frederick A. Gosch

                          *
     -------------------------------------------       Director                            November 24, 1999
                  Jeffrey W. Hayes

                          *
     -------------------------------------------       Director                            November 24, 1999
                   Allen E. Kiefer

                          *
     -------------------------------------------       Director                            November 24, 1999
                   Alfred B. Mast

                          *
     -------------------------------------------       Director                            November 24, 1999
                   Wesley R. Pace

                          *
     -------------------------------------------       Director                            November 24, 1999
                 Joseph P. Schlitzer

                          *
     -------------------------------------------       Director                            November 24, 1999
                   Floyd S. Weber

              *By: /s/ NELSON R. OSWALD
     -------------------------------------------       Attorney-in-Fact                    November 24, 1999
                  Nelson R. Oswald

                                 EXHIBIT INDEX


       EXHIBIT
         NO.
---------------------
         1.             Underwriting Agreement*

         4.1            Indenture of Main Street Bancorp, Inc. relating to the
                        Junior Subordinated Debentures*

         4.2            Form of Certificate of Junior Subordinated Debentures*

         4.3            Certificate of Trust of MBNK Capital Trust I*

         4.4            Declaration of Trust of MBNK Capital Trust I*

         4.5            Amended and Restated Trust Agreement for MBNK Capital Trust
                        I*

         4.6            Form of Preferred Security Certificate for MBNK Capital
                        Trust I*

         4.7            Form of Guarantee Agreement of Main Street Bancorp, Inc.
                        relating to the MBNK Capital Trust Securities*

         5.1            Opinion and consent of Stevens & Lee, P.C. to Main Street
                        Bancorp, Inc. as to legality of the Junior Subordinated
                        Debentures and the Guarantee to be issued by Main Street
                        Bancorp, Inc.*

         5.2 Opinion of Richards, Layton & Finger, special Delaware counsel, as to legality of the Preferred Securities to be issued by MBNK Capital Trust I*

         8 Opinion of Stevens & Lee, P.C., special tax counsel, as to certain federal income tax matters*

        12              Computation of ratio of earnings to fixed charges (excluding interest on deposits)*

        23.1            Consent of Beard & Company, Inc.

        23.2            Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)*

        23.3            Consent of Richards, Layton & Finger (included in Exhibit
                        5.2)*

        24              Power of Attorney of certain officers and directors of Main
                        Street Bancorp, Inc.*

        25.1            Form T-1 Statement of Eligibility of Bank of New York to act
                        as trustee under the Amended and Restated Declaration of
                        Trust of MBNK Capital Trust I*

        25.2            Form T-1 Statement of Eligibility of Bank of New York to act
                        as trustee under the Indenture*

        25.3            Form T-1 Statement of Eligibility of Bank of New York to act
                        as trustee under the Guarantee for the benefit of the
                        holders of Preferred Securities of MBNK Capital Trust I*

        27.1            Financial Data Schedule*


------------------------

    *  Previously filed